REVOLVING LINE OF CREDIT AND TERM LOAN AGREEMENT

This Revolving Line of Credit and Term Loan Agreement (this “Agreement”) is made as of the 30th day of November, 2007 by and between National Investment Managers Inc., a Florida corporation having an address of 545 Metro Place South, Suite 100, Dublin, OH 43017 (the “Borrower”), and RBS Citizens, National Association, a national bank having a lending office at 28 State Street, Boston, MA 02109 (the “Lender”). Any capitalized terms used in this Agreement shall have the meanings set forth in Section 1(a) below.

RECITAL

WHEREAS, the Borrower and the Lender hereby desire to enter into this Agreement in order to provide for (i) a revolving line of credit facility by Lender to Borrower, the proceeds of which are to be used by Borrower for the refinance of the Existing Term Loan and for working capital purposes, and (ii) a term loan by Lender to Borrower, the proceeds of which are to be used by Borrower for the refinance of Existing Term Loan and for the finance of Financed Acquisitions during the Availability Period, each upon the terms and conditions set forth herein.

AGREEMENTS

The Borrower and the Lender hereby respectively act and agree as follows:

1. Definitions.

(a) Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings there indicated:

“Acquired EBITDA” means, with respect to any Acquired Entity for any period, the amount for such period of EBITDA of such Acquired Entity (determined as if references to the Borrower and its Subsidiaries in the definition of EBITDA were references to such Acquired Entity and its Subsidiaries) measured and calculated jointly by Lender and the Borrower, all as determined on a consolidated basis for such Acquired Entity provided the final calculation of Acquired EBITDA shall be in Lender’s sole discretion. Borrower shall report the remaining Acquired EBITDA for each Acquired Entity quarterly on the Covenant Compliance Certificate.

“Acquired Entity” means a Person that is in the same or similar line of business as the Borrower or any of the Guarantors.

“Acquisition” means the acquisition by Borrower or any Guarantor of all or substantially all of the assets or equity interests of an Acquired Entity.

“Adjusted EBITDA” means EBITDA, plus Acquired EBITDA (if applicable). Borrower shall be permitted for the fiscal quarter ending December 31, 2007 to add back into the calculation of Adjusted EBITDA extraordinary expenses incurred in Borrower’s first fiscal quarter 2007 totaling $243,000 and in Borrower’s second fiscal quarter 2007 totaling $450,000 . In addition, Borrower shall be permitted for the fiscal quarter ending March 31, 2008 to add back into the calculation of Adjusted EBITDA extraordinary expenses incurred in Borrower’s second fiscal quarter 2007 totaling $450,000.

“Adjusted LIBOR Rate” shall be (i) with respect to the Term Loan, as defined in Rider A attached to the Term Note entitled “RBS Citizens Standard LIBOR Provisions” and (ii) with respect to the Revolving Loan, as defined in Rider A attached to the Revolving Note entitled “RBS Citizens Standard LIBOR Provisions (Revolving Line of Credit).”

“Aggregate Revolving Advances” means the aggregate principal amount of all Revolving Advances from the Lender to the Borrower outstanding at any time.

“Aggregate Term Loan Advances” means the aggregate principal amount of all Term Loan Advances from the Lender to the Borrower, irrespective of whether Borrower may have repaid any principal of any Term Loan Advance.

“Amortization Period” means the period commencing upon the expiration of the Availability Period and continuing until the Term Loan Maturity Date.

“Availability Period” means the period commencing on the date hereof and continuing until November 30, 2008.

“Basis Point” means one one-hundredth of one percent (1/100%).

“Borrower Security Agreement” means a certain Security Agreement of even date herewith from Borrower to Lender securing all obligations of Borrower to Lender under the Loan Documents and granting to Lender a first priority security interest in all assets of the Borrower.

“Business Day” means any day which is not a Saturday, a Sunday or a public holiday under the laws of the United States of America or the Commonwealth of Massachusetts applicable to a banking association.

“Capital Expenditures” means the aggregate amount of payments made by Borrower for the rental, lease, purchase, construction or use of any property, the value or cost of which under GAAP would appear on Borrower’s balance sheet in the category of property, plant or equipment or other fixed assets (but not including acquisitions); provided however, that Capital Expenditures shall not include the purchase price for an Acquisition permitted by this Agreement.

“Cash Management Account” means a certain deposit account established by Borrower with Lender either before or after the date of this Agreement and to be governed by the terms of the Cash Management Agreement.

“Cash Management Agreement” means the standard documentation used by Lender’s cash management department with respect to establishing the cash management relationship with Borrower and Guarantors, as applicable.

“Change of Control” Change of Control shall mean any of the following: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 30% or more of the issued and outstanding shares of capital stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (iii) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital stock of any of its Subsidiaries.

“Collateral” means any collateral pledged by Borrower or Guarantors to Lender as security for their obligations under the Loan Documents, including any collateral pledged pursuant to the Borrower Security Agreement, Guarantors Security Agreements, and the Stock Pledge Agreement.

“Covenant Compliance Certificate” means a certificate in the form attached hereto as Exhibit A.

“Default Event” means any event which, with the giving of notice or the lapse of time or both, would become an Event of Default.

“Distributions” means amounts paid or payable (without duplication) as dividends, distributions, or owner withdrawals, and includes any purchase, redemption or other retirement of any ownership interest directly or indirectly through a subsidiary or otherwise and includes return of capital to shareholders, partners, or members.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus:

(a)	the following to the extent deducted in calculating such Net Income:

(i)	consolidated interest charges for such period,

(ii)	the provision for federal, state, provincial, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period,

(iii)	the amount of depreciation and amortization expense deducted in determining such Net Income,

(iv)	non-cash charges for stock based compensation,

(v)	non-cash extraordinary and unusual or non-recurring writedowns or writeoffs,

minus:  (b) any extraordinary , unusual, non-recurring or non-operating gains;

all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall be as defined in Section 6(a).

“Existing Term Loan” means a certain term loan facility by and between Borrower and Laurus Master Fund, Ltd.

“Expiration Date” means July 31, 2010

“Financed Acquisition” means an Acquisition for which Borrower has requested a Term Loan Advance to finance all or a portion of such Acquisition.

“Financed Acquisition Conditions” means the following terms and conditions:

(i)	Lender has consented to the Acquisition and the Term Loan Advance in its reasonable discretion;

(ii)	no Default Event or Event of Default shall exist under the Loan Documents;

(iii)
the Lender shall have received a certificate of an officer of the Borrower demonstrating on a pro forma basis compliance with the financial covenants set forth in Section 5 hereof after giving effect to the consummation of the Acquisition;

(iv)
the Acquired Entity shall have executed and deliver to Lender (A) an unconditional and joint and several guaranty of the Borrower’s obligations under the Loan Documents in substantially the form of the guaranty attached hereto as Exhibit B; (B) a security agreement (in substantially the form attached hereto as Exhibit C) granting to Lender a first-priority security interest in all assets of the Acquired Entity; and (C) an equity pledge of the ownership interests of any Subsidiaries of the Acquired Entity, if applicable and if required by Lender;

(v)	the Lender shall have reviewed and approved such financial information regarding the Acquired Entity as may be reasonably requested by Lender;

(vi)
the Lender shall have reviewed and approved any documents and instruments evidencing, guarantying, and/or securing the Borrower’s obligations to purchase, and the seller’s obligation to sell, the equity interests of the Acquired Entity, including, without limitation, any stock purchase agreements and any documents and instruments evidencing any Seller Financing, if applicable; and

(vii)
if the Borrower shall enter into any Seller Financing in connection with the Acquisition, the holder or holders of such Seller Financing shall execute and deliver to Lender a Seller Subordination Agreement.

“Financial Information” shall be as defined in Section 5(c) below.

“Fixed Charge Coverage Ratio” means the ratio of (i) Adjusted EBITDA, less cash taxes paid, less Capital Expenditures; to (ii) current portions of long term Indebtedness, plus interest expense on Indebtedness. For purposes of the Fixed Charge Coverage Ratio, the “interest expense on Indebtedness” shall be annualized for the first three (3) quarters tested after the date hereof.

“Florida Secretary” means the Secretary of the State of Florida.

“GAAP” means generally accepted accounting principles consistently applied.

“Guaranties” means, collectively, those Guaranties granted from time to time by each of the Guarantors in favor of Lender, pursuant to which the Guarantors have unconditionally and jointly and severally guarantied to Lender all obligations of Borrower under the Loan Documents.

“Guarantors” means, collectively, those Persons identified on Schedule A attached hereto and made a part hereof and any other guarantor of the obligations of Borrower to Lender under the Loan Documents. Upon the acquisition of any Acquired Entity, the term “Guarantors” shall also include such Acquired Entity, and Lender, at its option, may amend Schedule A to add such Acquired Entity; provided, however, that Lender’s failure to so amend Schedule A shall not affect or impair the obligations of such Acquired Entity under its Guaranty.

“Guarantors Security Agreements” means, collectively, those certain Security Agreements of even date herewith from each of the Guarantors to Lender (or delivered by an Acquired Entity from time to time in connection with an Acquisition) securing all obligations of Guarantors to Lender under the Guaranties and granting to Lender a first priority security interest in all assets of each of the Guarantors.

“Hedging Contract” shall be as defined in Rider A attached to the Term Note entitled “RBS Citizens Standard LIBOR Provisions.”

“Indebtedness” means any obligations of a Person, whether current or long-term, which in accordance with GAAP would be included as liabilities upon such Person’s balance sheet on the date on which such Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business), or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Initial Revolving Advance” means the initial Revolving Advance to be made hereunder in the principal amount of $1,000,000.00.

“Initial Term Loan Advance” means the initial Term Loan Advance to be made hereunder in the principal amount of $8,000,000.00.

“Intangible Assets” means goodwill, write-up in book value of assets, the excess of cost over book value of acquired businesses accounted for by the purchase method, customer lists, non-compete agreements, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense and packaging and product development and design expense).

“Interest Coverage Ratio” means the ratio of Adjusted EBITDA less Acquired EBITDA to interest expense on Indebtedness. For purposes of calculating the Interest Coverage Ratio, the “interest expense on Indebtedness” shall be annualized for the first three (3) quarters tested after the date hereof.

“Junior Lender” means Woodside.

“Junior Loan” means a certain term loan in the original principal amount of $12,000,000.00 made by Junior Lender to Borrower.

“Junior Loan Documents” means all documents and instruments evidencing, securing, and guarantying the Junior Loan.

“LIBOR Rate Margin for Revolving Loan” means the “LIBOR Rate Margin” as defined in Rider A to the Revolving Note.

“LIBOR Rate Margin for the Term Loan” means the number of Basis Points in the table set forth below corresponding to the then applicable ratio of Total Funded Debt to EBITDA to be used under the Term Loan.

Level:	Ratio of Total Funded Debt to EBITDA:	LIBOR Rate Margin:
I	when less than 2.0 to 1.0	275 Basis Points
II	when greater than or equal to 2.0 to 1.0, but less than 3.0 to 1.0	300 Basis Points
III	when greater than or equal to 3.0 to 1.0	325 Basis Points

As of the date of this Agreement, the LIBOR Rate Margin for the Term Loan shall be set at Level III in the table above. Changes in the LIBOR Rate Margin for the Term Loan, if applicable, shall occur on the first Business Day following the day on which the quarterly financial statements and quarterly Covenant Compliance Certificate have been received by Lender in accordance with Section 5(c)(2).

“Lien” means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention, or capital lease.

“Loan Documents” means, collectively, the Notes, this Agreement, the Guaranties, the Security Agreements, the Stock Pledge Agreement, the Subordination Agreement, the Cash Management Agreement, and all other documents executed by Borrower and Guarantors in connection with this Agreement.

“Loans” means, collectively, (i) the Revolving Loan and (ii) the Term Loan.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any of the Guarantors; (ii) a material impairment of the rights and remedies of the Lender, or of the ability of the Borrower or any Guarantor to perform its obligations under any of the Loan Documents; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any of the Guarantors of any Loan Document to which it is a party.

“Maximum Revolving Credit” means $2,000,000.00.

“Net Income” (or “Net Loss”) means the book net income (or book net loss, as the case may be) of Borrower and its Subsidiaries on a consolidated basis for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

“Net Worth” means Total Assets, less Total Liabilities, plus all accumulated amortization of Intangible Assets subsequent to the date of this Agreement.

“Notes” means, collectively, (i) the Revolving Note and (iii) the Term Note.

“Payment Date” means the first day of each month during the term of the Revolving Note for any Revolving Advances which are accruing interest at the Prime Rate.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” shall be as defined in Section 5(f).

“Permitted Liens” means (i) warehousemen’s, mechanics’, carriers’ and other similar Liens arising by operation of law in the ordinary course of the Borrower’s business, (ii) Liens in favor of the Lender, (iii) a second priority Lien upon the Collateral in favor of the Junior Lender securing the Junior Loan, and (iv) purchase money security interests in tangible personal property purchased or leased and useful for Borrower’s business where the security interest covers only such property and secures only the cost thereof and do not exceed $50,000.00 in the aggregate.

“Person” means an individual, entity, corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer of Lender.

“Revolving Advance” shall be as defined in Section 2(a)(i).

“Revolving Loan” shall be the revolving line of credit facility established under Section 2(a) of this Agreement.

“Revolving Note” means a certain Revolving Line of Credit Note of even date herewith by Borrower to the order of Lender in the principal amount not to exceed the Maximum Revolving Credit.

“Security Agreements” means, collectively, (i) the Borrower Security Agreement and (ii) the Guarantors Security Agreements.

“Seller Financing” means the unsecured purchase money financing arrangements between Borrower and certain sellers of the equity interests in certain of the Guarantors. The Seller Financing existing on the date hereof is more fully set forth in Schedule B attached hereto and made a part hereof. Upon the completion of any Acquisition and provided that such Acquisition involves Seller Financing, the Lender may, at its option, amend Schedule B to reflect such additional Seller Financing.

“Seller Subordination Agreement” means a Subordination Agreement in substantially the form attached hereto as Exhibit D.

“Stock Pledge Agreement” means a certain Stock Pledge Agreement of even date herewith from Borrower to Lender securing all obligations of Borrower to Lender under the Documents and granting to Lender a first priority security interest in all capital stock of the Guarantors owned by Borrower.

“Subordination Agreement” means a certain Subordination Agreement of even date herewith executed by and between Lender and Junior Lender pursuant to which Junior Lender has subordinated its rights and interests under the Junior Loan Documents and the Junior Loan to the rights and interests of Lender under the Loan Documents and the Loans on such terms and conditions satisfactory to Lender.

“Subsidiary” or “Subsidiaries” means any partnership, corporation, association, trust, limited liability company or partnership or other business entity of which any Borrower or Guarantor shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the outstanding Voting Interests.

“Term Loan” means the term loan facility established under Section 2(b) of this Agreement.

“Term Loan Advance” shall be as defined in Section 2(b)(i).

“Term Loan Amount” means $13,000,000.00.

“Term Loan Maturity Date” means July 31, 2010.

“Term Note” means a certain Term Promissory Note of even date herewith by Borrower to the order of Lender in the maximum principal amount not to exceed the Term Loan Amount.

“Total Assets” means all assets of a Person which would, in accordance with GAAP, be classified as assets of a Person conducting a business the same as or similar to that of such Person.

“Total Funded Debt” means the Loans, the Junior Loan, the Seller Financing and any other Indebtedness.

“Total Liabilities” means all items of Indebtedness, obligation or liability of a Person which would, in accordance with GAAP, be classified as liabilities of a Person conducting a business the same as or similar to such Person.

“TTM” means the trailing twelve months.

“Unfinanced Acquisition” means an Acquisition where (i) the aggregate purchase price for the acquisition of the equity interests of the Acquired Entity is less than $800,000.00 and (ii) the Borrower has not requested a Term Loan Advance or Revolving Advance to finance such Acquisition.

“Unfinanced Acquisition Conditions” means the following terms and conditions:

(i)	no Default Event or Event of Default shall exist under the Loan Documents;

(ii)
the Lender shall have received a certificate of an officer of the Borrower demonstrating on a pro forma basis compliance with the financial covenants set forth in Section 5 hereof after giving effect to the consummation of the Acquisition;

(iii)
the Acquired Entity shall have executed and deliver to Lender: (A) an unconditional and joint and several guaranty of the Borrower’s obligations under the Loan Documents in substantially the form of the guaranty attached hereto as Exhibit B; (B) a security agreement (in substantially the form attached hereto as Exhibit C) granting to Lender a first-priority security interest in all assets of the Acquired Entity; and (C) an equity pledge of the ownership interests of any Subsidiaries of the Acquired Entity, if applicable and if required by Lender; and

(iv)
if the Borrower shall enter into any Seller Financing in connection with the Acquisition, the holder or holders of such Seller Financing shall execute and deliver to Lender a Seller Subordination Agreement.

“Unused Commitment Fee” means an amount equal to one-quarter (1/4) of the applicable Unused Commitment Fee amount set forth in the table below times an amount equal to the difference between the Term Loan Amount and the actual outstanding balance under the Term Loan for the preceding three (3) month period. The Unused Commitment Fee shall be assessed and paid quarterly as set forth in Section 2(b)(vi)(3) below.

Level:	Ratio of Total Funded Debt to EBITDA:	Unused Commitment Fee:
I	when less than 2.0 to 1.0	15 Basis Points
II	when greater than or equal to 2.0 to 1.0, but less than 3.0 to 1.0	20 Basis Points
III	when greater than or equal to 3.0 to 1.0	25 Basis Points

“Voting Interests” means stock or similar interests, of any class or classes (however designated) the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the partnership, corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

“Woodside” means, collectively, (i) Woodside Capital Partners IV, LLC, (ii) Woodside Capital Partners IV QP, LLC, (iii) Lehman Commercial Paper Inc., and (iv) Woodside Agency Services, LLC.

(b) Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

2. Terms of Credit Facilities.

(a) Terms for Revolving Line of Credit.

(i) Revolving Line of Credit. Subject to the terms and conditions hereinafter set forth and so long as no Default Event or Event of Default exists under this Agreement, Lender will make loans to the Borrower (each, a “Revolving Advance”) in such amounts as requested by the Borrower, provided that no Revolving Advance shall be made under the Revolving Note if such Revolving Advance, together with the Aggregate Revolving Advances, would exceed the Maximum Revolving Credit. The credit facility established under this Section 2(a)(i) is a revolving line of credit such that, subject to the limitations of this Section and Borrower’s compliance with the terms and conditions of this Agreement and prior to the Expiration Date, the Borrower may borrow, re-pay, and re-borrow Revolving Advances. Notwithstanding the definition of “Maximum Revolving Credit” in Section 1.1, nothing contained in this Agreement shall be construed to obligate Lender to make any Revolving Advance after the Expiration Date or the earlier termination of this Agreement, but Lender may choose to do so in its sole discretion, and all Revolving Advances shall in any event be secured by the Collateral.

(ii) Evidence of Indebtedness under and Security for Revolving Loan. The Borrower’s obligation to repay each Revolving Advance shall be evidenced by the Revolving Note, and the principal amount of each Revolving Advance shall be added to the principal balance due under the Revolving Note. All obligations of Borrower under this Agreement and the Revolving Note shall be secured by the Borrower Security Agreement and the Stock Pledge Agreement and shall be unconditionally and jointly and severally guarantied by the Guarantors pursuant to the Guaranties. The Guarantors’ obligations under the Guaranties shall be secured by the Guarantors Security Agreements.

(iii) Use of Revolving Advances. The Borrower shall use the Initial Revolving Advance, along with the proceeds of the Initial Term Loan Advance and the Junior Loan, to pay in full all amounts outstanding under the Existing Term Loan.

(iv) Requests for and Funding of Revolving Advances. The Borrower shall give Lender telephonic or written notice by no later than 2:00 p.m. on any Business Day on which it requests a Revolving Advance, specifying the amount of, the date of funding for, and the interest rate election for each Revolving Advance requested. Provided that Borrower has satisfied any conditions precedent for such Revolving Advance set forth in this Agreement, the Lender shall make the Revolving Advance to the Borrower by crediting the Borrower’s demand deposit account with the Lender or as otherwise directed in writing by the Borrower.

(v)  Interest Rate Applicable to Revolving Advances. Each Revolving Advance shall accrue interest at a variable per annum rate of interest equal to either, at Borrower’s election in accordance with the terms and conditions of this Agreement, (i) the Prime Rate or (ii) the Adjusted LIBOR Rate, plus the Libor Rate Margin for Revolving Loan (the “LIBOR Option”). Changes in the interest rate applicable to any Revolving Advance occurring as a result of changes in the Prime Rate or the LIBOR Rate, as applicable, shall take place immediately without notice to Borrower or demand of any kind. Interest on each Revolving Advance shall at all times be calculated on a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed.

(vi) Payments.

(1)
Monthly Interest. The Borrower shall make monthly payments of accrued interest in arrears on the outstanding principal balance of each Revolving Advance on (x) each Payment Date, for Revolving Advances accruing interest at the Prime Rate and (y) each Interest Payment Date, for Revolving Advances accruing interest at the LIBOR Option. If interest is due and accrued for a period of more or less than one (1) month on any Payment Date or on any Interest Payment Date, as applicable, such payment shall be increased or decreased to the extent that the amount of interest then due under such payment exceeds or is less than one (1) month’s interest.

(2)
Compliance with Maximum Revolving Credit. The Borrower shall repay the Aggregate Revolving Advances in part from time to time in such principal amounts as may be necessary to ensure that the Aggregate Revolving Advances at no time exceeds the Maximum Revolving Credit.

(3)
Expiration Date. Upon the earlier to occur of (i) the Expiration Date and (ii) such other date as may be required by the terms of Section 6(b) of this Agreement, the Borrower shall pay to Lender the entire then unpaid balance of principal, interest, and other charges due under the Revolving Note.

(4)
Charge to Borrower’s Account. The Borrower hereby authorizes Lender to charge any account maintained by Borrower with Lender for any payment due from Borrower under the Revolving Note or any of the other Loan Documents. In any of the foregoing cases, such authorization, however, does not obligated Lender so to charge nor does it limit the Borrower’s obligation to make any payment when due.

(vii) Loan Account. The Lender shall establish a loan account (the “Loan Account”) with respect to the Revolving Note, shall enter as debits to the Loan Account all Revolving Advances made, accrued interest, charges, fees, expenses and other items chargeable to the Borrower hereunder in connection with the Revolving Loan, and shall enter as credits to the Loan Account all payments made by the Borrower in cash or solvent credits on account of the Revolving Advances and other appropriate debits and credits. Once each month, the Lender shall render to the Borrower a written statement of the indebtedness evidenced by the Loan Account, which statement shall be deemed to be correct and conclusively binding upon the Borrower unless the Borrower provides to the Lender written notice to the contrary within thirty (30) days after the date of mailing of such statement.

(b) Terms for Term Loan.

(i) Term Loan. Subject to the terms and conditions of this Agreement (including any conditions precedent set forth herein), Lender hereby agrees to lend to Borrower, and Borrower hereby agree to borrow from Lender, a term loan in the amount of the Term Loan Amount. During the Availability Period, the Term Loan shall be advanced by Lender to Borrower as a non-revolving line of credit, and subject to the terms and conditions of this Agreement (including any conditions precedent set forth herein), the Lender will make loans to the Borrower (each, a “Term Loan Advance”), provided that no Term Loan Advance shall be made if such Term Loan Advance, together with the Aggregate Term Loan Advances, would exceed the Term Loan Amount. Provided that Borrower has satisfied the conditions precedent set forth in Section 4(a) below, Lender agrees to fund an Initial Term Loan Advance in the amount of $8,000,000.00. Notwithstanding the definition of “Term Loan Amount” in Section 1(a), nothing contained in this Agreement shall be construed to obligate Lender to make any Term Loan Advance after the Availability Period or earlier termination of this Agreement under Section 6(b), but Lender may choose to do so in its sole discretion.

(ii) Evidence of Indebtedness under and Security for Term Loan. The Borrower’s obligation to repay each Term Loan Advance shall be evidenced by the Term Note, and the principal amount of each Term Loan Advance shall be added to the principal balance due under the Term Note. All obligations of Borrower under this Agreement and the Term Note shall be secured by the Borrower Security Agreement and the Stock Pledge Agreement and shall be unconditionally and jointly and severally guarantied by the Guarantors pursuant to the Guaranties. The Guarantors’ obligations under the Guaranties shall be secured by the Guarantors Security Agreements.

(iii) Use of Term Loan Advances. The Borrower shall use the Initial Term Loan Advance, along with the proceeds of the Initial Revolving Advance and the Junior Loan, to pay in full all amounts outstanding under the Existing Term Loan, and shall use any subsequent Term Loan Advance for Financed Acquisitions with the consent of Lender.

(iv) Requests for and Funding of Term Loan Advances. During the Availability Period, the Borrower shall give Lender written notice of Borrower’s request for a Term Loan Advance, specifying the amount of, the date of funding for, and the interest rate election for each Term Loan Advance requested. Provided that Borrower has satisfied any conditions precedent for such Term Loan Advance set forth in this Agreement, the Lender shall make the Term Loan Advance to the Borrower by crediting the Borrower’s demand deposit account with the Lender or as otherwise directed in writing by the Borrower.

(v)  Interest Rate Applicable to Term Loan Advances. Each Term Loan Advance shall accrue interest at a variable per annum rate of interest equal to either, at Borrower’s election in accordance with the terms and conditions of this Agreement, (i) the Prime Rate or (ii) the Adjusted LIBOR Rate, plus the LIBOR Rate Margin for the Term Loan (the “LIBOR Option”). Changes in the interest rate applicable to any Term Loan Advance occurring as a result of changes in the Prime Rate or the Adjusted LIBOR Rate, as applicable, shall take place immediately without notice to Borrower or demand of any kind. At any time prior to the Term Loan Maturity Date and provided that no Event of Default has occurred under the Loan Documents, the Borrower shall have the option, upon written notice to Lender in each instance, to enter into one or more Hedging Contracts (as defined in Rider A) with respect to all or a portion of the then outstanding principal balance under the Term Note, which Hedging Contracts shall commence on the date of such Hedging Contract and shall continue for a period not to exceed the Term Loan Maturity Date. Any principal amount subject to a Hedging Contract shall accrue interest at the LIBOR Option. Interest on each Term Loan Advance shall at all times be calculated on a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed.

(vi) Payments.

(1)
Availability Period. During the Availability Period, the Borrower shall make monthly payments of accrued interest in arrears on the outstanding principal balance of each Term Loan Advance on (x) each Payment Date, for Term Loan Advances accruing interest at the Prime Rate and (y) each Interest Payment Date, for Term Loan Advances accruing interest at the LIBOR Option. If interest is due and accrued for a period of more or less than one (1) month on any Payment Date or on any Interest Payment Date, as applicable, such payment shall be increased or decreased to the extent that the amount of interest then due under such payment exceeds or is less than one (1) month’s interest.

(2)
Amortization Period. During the Amortization Period, the Borrower shall make, on each Interest Payment Date, monthly payments of accrued interest on the outstanding principal balance of the Term Note, along with monthly payments of principal based upon a five (5) year straight-line amortization schedule as set forth in Schedule A attached to the Term Note.

(3)
Term Loan Maturity Date. On the Term Loan Maturity Date or such earlier date as may be required under the terms of the Loan Documents, the Borrower shall pay to Lender the entire then unpaid balance of principal, interest, and other charges due under the Term Note.

(4)
Charge to Borrower’s Account. The Borrower hereby authorizes Lender to charge any account maintained by Borrower with Lender for any payment due from Borrower under the Term Note or any of the other Loan Documents. In any of the foregoing cases, such authorization, however, does not obligated Lender so to charge nor does it limit the Borrower’s obligation to make any payment when due.

(vii)  Notations Reflecting Term Loan Advances. The Borrower hereby irrevocably authorizes the Lender to make or cause to be made on the books of the Lender, at or following the time of making each Term Loan Advance and of receiving any payment of principal under the Term Note, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loan. The amount so noted, and other regular entries by the Lender on its books with respect to interest and other charges, shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Term Loan and with respect to interest and other charges.

(c)  Unused Commitment Fee. In addition to any other amounts payable under this Agreement, the Borrower shall also pay to Lender the Unused Commitment Fee on the first business day of each quarter commencing after the quarter ending on December 31, 2007 and continuing after the end of each three (3) month period thereafter during the Availability Period.

3. Representations and Warranties.

The Borrower represents and warrants to the Lender that:

(a) Organization. The Borrower is a duly organized, validly existing corporation in good standing under the laws of the State of Florida and under each other jurisdiction in which its business conducted or properties owned requires such qualification. The Guarantors are duly organized, validly existing entities in good standing under the laws of their respective states of organization and are duly qualified to do business as foreign entities and in good standing under the laws of each other jurisdiction in which their business conducted or properties owned requires such qualification.

(b) Authority. The Borrower and the Guarantors each have full power to enter into and perform their respective obligations under the Loan Documents and have taken all necessary corporate or other entity action to authorize the execution, delivery, and performance of the Loan Documents.

(c) Enforceability. The Loan Documents constitute the legal, valid and binding obligations of the Borrower and Guarantors, as applicable, enforceable in accordance with their terms.

(d) No Violation. The execution, delivery and performance of the Loan Documents will not violate any provision of (i) any existing law or regulation applicable to Borrower or Guarantors, (ii) the Borrower’s and Guarantors’ respective organizational and governing documents, (iii) any order or decree of any court, arbitrator or governmental authority applicable to Borrower or any of the Guarantors, or (iv) any contractual undertaking to which the Borrower or any of the Guarantors is a party or by which any may be bound.

(e) Consents. No consents, licenses, approvals or authorizations of, exemptions by or registrations or declarations with, any governmental authority are required with respect to the execution, delivery, and performance of the Loan Documents.

(f) Taxes. The Borrower and each of the Guarantors have filed all federal and state income and other material tax returns required to be filed by them and have paid all taxes due under any assessment received by them, other than those being contested in good faith by appropriate proceedings where appropriate reserves have been established and Borrower has notified Lender in writing of such contest.

(g) Litigation. Except as set forth on Schedule 3(g) attached hereto, there is no action, suit or proceeding pending against, or to the Borrower’s knowledge, threatened against or affecting Borrower or any of the Guarantors, before any court, arbitrator, or governmental authority in which there is a reasonable possibility of an adverse decision which could adversely affect the business or financial condition of the Borrower or any of the Guarantors or the Borrower’s or Guarantors’ respective abilities to enter into and perform their obligations under the Loan Documents.

(h) Books and Records. All books and records of the Borrower and the Guarantors, including, but not limited to, minute books, by-laws and books of account, fairly reflect all matters and transactions which should currently be reflected therein, in accordance with GAAP.

(i) Financial Statements and Condition. The Borrower’s and Guarantors’ respective balance sheets as of their last fiscal year end and the related statements of operations for the fiscal period then ended, copies of which have been provided to the Lender, fairly present the financial condition and results of operations of the Borrower and Guarantors as of such date and for such period, and there has occurred no Material Adverse Effect since such date. Any financial information provided to Lender which project the future performance of the Borrower and the Guarantors constitute a reasonable basis for the assessment of the future performance of the Company and its Subsidiaries, on a consolidated basis, during the periods indicated therein, and all material assumptions used in the preparation of the Projections are set forth in the notes thereto.

(j) Indebtedness; Liens. The Borrower and the Guarantors have not incurred any Indebtedness, other than the Permitted Indebtedness, and the Borrower’s and Guarantors’ respective assets are not subject to any Lien, other than the Permitted Liens.

(k) Subsidiaries. The Persons set forth on Schedule A attached hereto represent all of the Subsidiaries of the Borrower and the Guarantors as of the date hereof, and neither Borrower nor any of the Guarantors owns any legal and/or beneficial interests in any other Person. Borrower hereby acknowledges that its subsidiary, Duncan Capital Financial Group, Inc., has no assets or operations and will be soon dissolved by Borrower.

(l) Solvency. Prior to, upon, and immediately after consummation of the transactions contemplated hereby, including the incurrence of the Indebtedness evidenced hereby and by the Junior Loan Documents, the Borrower and each of the Guarantors is solvent, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

(m) Title to Assets; Leases. The Borrower and each of the Guarantors own all of the assets reflected in the financial statements referenced in Section 3(i) above, subject to no Liens other than Permitted Liens and except for assets disposed of since the date of such financial statements in the ordinary course of business and consistent with past practices of the Borrower and the Guarantors. Neither the Borrower nor any of the Guarantors owns any real property. The Guarantors and each of Guarantors enjoys peaceful and undisturbed possession, and is in compliance, in all material respects, with the terms, of all leases of real property on which facilities operated by it are situated or which the Borrower or any of the Guarantors keeps, maintain, or stores any Collateral (the "Real Property"), each of which is listed on Schedule 3(m) attached hereto.

(n) Material Contracts. Except for the contracts, agreements and arrangements listed in Schedule 3(n) attached hereto and contracts, agreements or other arrangements that have been fully performed and with respect to which neither the Borrower nor any of the Guarantors has any further obligations or liabilities, neither the Borrowers nor any of the Guarantors is a party to or otherwise bound by (i) any agreement, instrument, or commitment that may affect its ability to consummate the transactions contemplated hereby, or (ii) any other material agreement, instrument, or commitment; including without limitation, any:

(i) agreement for the purchase, sale, lease or license by or from it of (i) real estate requiring total payments in excess of $100,000 in any instance or (ii) other services, products, or assets, requiring total payments in excess of $100,000 in any instance, other than agreements for the purchase of inventory in the ordinary course of its business;

(ii) agreements requiring it to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring it to supply all of a particular customer's or customers' requirements for a certain service or product (including all management service agreements);

(iii) agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other person, to share tax liability of any other person, or to refrain from competing with any other person;

(iv) (1) employment agreement, (2) consulting agreement, or (3) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of a sale or other change in control of it;

(v) agreement with any current or former affiliated entity, stockholder, officer, director, employee, or consultant of the Borrower or any of the Guarantors, or with any person in which any such affiliated entity has an interest;

(vi) joint venture, partnership or teaming agreement;

(vii) agreement with any domestic or foreign government or agency or executive office thereof or any subcontract between it and any third party relating to a contract between such third party and any domestic or foreign government or agency or executive office thereof;

(viii) agreement the performance of which is reasonably likely to result in a loss to it; or

(ix) promissory note, indenture, mortgage, loan agreement, guaranty, security agreement, pledge or similar agreement with any lender.

The Borrower has delivered to the Lenders correct and complete copies of each agreement, instrument, and commitment listed in Schedule 3(n), each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of the Borrower or the Guarantors, as applicable, and is in full force and effect. Except as set forth in Schedule 3(n), neither the Borrower nor any of the Guarantors is, nor to the Borrower's knowledge, is any other party thereto (nor is the Borrower or any of the Guarantors, to the Borrower's knowledge, considered by any other party thereto to be) in breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor is there, to the Borrower's knowledge, any basis for any of the foregoing), except for breaches or non-compliances that singly or in the aggregate would not have a Material Adverse Effect. No claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between the Borrower or any of the Guarantors and any supplier, client or customer, relating to any agreement, instrument, or commitment listed in Schedule 3(n) is pending or, to the Borrower's knowledge, threatened, other than those claims, change orders or requests which could not result in a Material Adverse Effect. No agreement, instrument, or commitment listed in Schedule 3(n) includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the obligations of the Borrower or any of the Guarantors or to give additional rights to any other party thereto, or will terminate, lapse, or in any other way be affected, by reason of the transactions contemplated by this Agreement.

(o) Intellectual Property.

(i) The Company or one of the Guarantors is the sole and exclusive owner of or has the right to use, free and clear of any material obligations to pay royalties or any other similar obligations, and free and clear of all Liens, all (if any) franchises, patents, patent applications, patent licenses, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, brand names, copyrights, licenses, permits, authorizations and other rights as are necessary for the conduct of its business as currently conducted or currently proposed to be conducted. All of the foregoing are in full force and effect, and the Borrower and each of the Guarantors is in compliance with the foregoing without any known conflict with the valid rights of others which could affect or impair in a material manner the business, assets or financial condition of the Borrower or any of the Guarantors. Except as otherwise described in Schedule 3(o), there are no material licenses, sublicenses, covenants or agreements which have been entered into by the Borrower or any of the Guarantors with respect to any patents, trade secrets, trademarks, trade names, brand names or copyrights. None of the Borrower or any of the Guarantors is in default in any material respect under or in relation to any such license, sublicense, covenant or agreement.

(ii) There is no claim by or demand of any Person pertaining to, and there is no pending or, to the best knowledge of the Borrower, threatened action, suit, proceeding or investigation relating to any rights of the Borrower or any of the Guarantors in respect of any patents, trade secrets, trademarks, trade names, brand names or copyrights used in the business or operations of the Borrower or any of the Guarantors.

(iii) No patent, trade secret, trademark, trade name, brand name or copyright owned or used by the Borrower or any of the Guarantors (i) is, to the Borrower's knowledge, being infringed by any Person, or (ii) to the Borrower's knowledge, infringes any patent, trade secret, trademark, copyright or other intellectual property right of any Person.

(iv) Except as otherwise described in Schedule 3(o), none of the Borrower or any of the Guarantors is a party to or bound by any agreement or contract (whether written or, to its knowledge, oral) containing any covenant prohibiting the Borrower or any of the Guarantors from competing in any business of any kind in any territory or from competing with any Person, or prohibiting the Borrower or any of the Guarantors from doing any kind of business with any Person.

(v) To the Borrower's knowledge: (i) None of the Borrower, any of the Guarantors, or any of their respective employees or consultants has infringed or made unlawful use of, or is infringing or making unlawful use of, any proprietary or confidential information of any Person, including without limitation any former employer of any past or present employee or consultant of the Borrower or any of the Guarantors; and (ii) the activities of the Borrower's and the Guarantors’ employees and consultants in connection with their employment or consulting do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person.

(p) Brokers. Except as otherwise stated on Schedule 3(p), no finder, broker, agent or other intermediary has acted for or on behalf of the Borrower or any or the Guarantors in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by the Borrower or any of the Guarantors to any such Person in connection with such transactions.

(q) Disclosure. No representation, warranty or statement made in this Agreement or in any agreement, certificate, statement or document furnished by or on behalf of the Borrower or any of the Guarantors in connection herewith or therewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading

(r) Defaults. No Default Event or Event of Default exists under any of the Loan Documents. Neither the Borrower nor any of the Guarantors is in default under any provisions of its respective organizational documents or by-laws or under any material provisions of any contract, agreement, lease or other instrument to which it is a party or by which it or its property is bound or in material violation of any law, judgment, decree or governmental order, rule or regulation applicable to the Borrower or any of the Guarantors.

The Borrower acknowledges that Lender has entered into this Agreement in reliance upon the foregoing representations and warranties of the Borrower and that such representations and warranties are hereby deemed to be material. Each such representation and warranty shall be deemed to have been newly made on each day that Borrower requests a Revolving Advance or a Term Loan Advance and on each day that Lender advances a Revolving Advance or a Term Loan Advance.

4. Conditions to Loans.

(a) Conditions Precedent to Initial Advances. The Lender shall not be obligated to advance the Initial Revolving Advance or the Initial Term Loan Advance until the Lender shall have received and approved:

(i) Organizational Documents. A true and correct copy of each of the following documents:

(1)	the articles of organization of the Borrower, certified by the Florida Secretary;

(2)	the by-laws of the Borrower;

(3)	the articles of organization of each of the Guarantors, certified by the secretary of state of the state of organization for such Guarantors; and

(4)	the by-laws of each of the Guarantors.

(ii) Corporate Good Standing. Certificates from the Florida Secretary dated not more than thirty (30) days from the date hereof certifying as to the Borrower’s legal existence and corporate good standing in the State of Florida; certificates from the secretary of state of the state of organization for each of the Guarantors dated not more than thirty (30) days from the date hereof certifying as to each of the Guarantors’ legal existence and corporate good standing in its state of organization; and certificates from the secretary of state of each state where the Borrower and the Guarantors are qualified as foreign entities dated not more than thirty (30) days from the date hereof certifying as to the Borrower’s and each of the Guarantors’ legal existence and foreign corporate good standing in such states.

(iii) Tax Good Standing. Certificates from the department of revenue or like state taxing agency in the state of organization as to the Borrower’s and each of the Guarantors’ tax good standing or, alternatively, certificates from the Borrower’s and each of the Guarantors’ treasurers in form and substance satisfactory to Lender certifying that Borrower and Guarantors, as applicable, have timely filed all tax returns and have paid all federal and state taxes assessed against them;

(iv) Evidence of Authority. Certificates of authority from the Borrower’s and each of the Guarantors’ corporate secretaries, along with copies of a vote from boards of directors or shareholders, authorizing and approving the execution, delivery and performance of the Loan Documents and each of the transactions contemplated hereunder;

(v) Loan Documents. The duly executed Loan Documents in form and substance satisfactory to Lender;

(vi)  Legal Opinion. An opinion of legal counsel to Borrower and Guarantors in form and substance satisfactory to the Lender and Lender’s legal counsel, dated as of the date hereof, regarding the legal existence of the Borrower and the Guarantors, the authority of the Borrower and the Guarantors to execute and perform all Loan Documents to which each is a party, the enforceability of the Loan Documents, and the existence of any pending or threatened litigation against the Borrower and the Guarantors;

(vii) Insurance. Evidence of the insurance coverage required by Section 5(l) of this Agreement and the Security Agreements;

(viii) Searches. Searches of the appropriate Uniform Commercial Code filing offices showing no security interests affecting the Borrower or the Guarantors, other than those in favor of the Lender or approved by the Lender in writing, and searches evidencing that neither the Borrower nor the Guarantors are affected by any state or federal tax lien;

(ix) Lender’s Fees. Payment by Borrower of a fee in the amount of $150,000.00 as consideration for Lender’s commitment to advance the Loans and any other fees and expenses incurred by Lender in connection with the Loans, including, but not limited to, the fees and expenses of legal counsel.

(x) Cash Management. If applicable, evidence that Borrower has entered into a Cash Management Agreement with Lender post-closing, and has established with Lender the Cash Management Account;

(xi) Existing Term Loan. Current payoff quotation for the Existing Term Loan;

(xii) Leases; Landlord Consent and Waiver. A copy of the leases referenced in Section 3(m) above; and an executed landlord consent and waiver of lien in form and substance satisfactory to Lender executed by the landlord under each such lease.

(xiii) Junior Loan. A draft of the Junior Loan Documents in form and substance reasonably satisfactory to Lender prior to their execution and, upon their execution, a copy of the fully executed Junior Loan Documents; and evidence that the Junior Loan has been fully advanced by the Junior Lender. The Lender and the Junior Lender shall also have executed the Subordination Agreement in form and substance satisfactory to Lender.

(xiv) Seller Financing. A copy of all documents and instrument evidencing the Seller Financing and an executed Seller Subordination Agreement from each of the holders of the Seller Financing.

(xv) Debt to Equity Conversion. Evidence of the conversion by Laurus Master Fund, Ltd. (“Laurus”) of at least $1,000,000.00 of debt held by Laurus into equity interests in the Borrower and the investment of $2,000,000 in equity interests in the Borrower.

(xvi) Interest Rate Elections. Written election by Borrower of the interest rate to apply to the Initial Revolving Advance (as more particularly provided in Section 2(a)(v)) and the interest rate to apply to the Initial Term Loan Advance (as more particularly provided in Section 2(b)(v)). The Borrower shall also have notified Lender in writing if Borrower shall have elected to enter into a Hedging Contract with respect to the Initial Term Loan Advance.

(xvii) Additional Information. Such additional information regarding the Borrower, the Guarantors, or any of the transactions contemplated by this Agreement as may be reasonably requested by Lender.

(b) Conditions Precedent to Subsequent Revolving Advances. The Lender’s obligation to make any Revolving Advance after the Initial Revolving Advance is conditioned upon the following:

(i) Representations and Warranties. The Borrower’s representations and warranties set forth in Section 3 shall be true and correct in all material respects as of the date of each request for a Revolving Advance and as of the date that Lender is requested to fund each such Revolving Advance;

(ii) Default. There shall exist no Default Event or Event of Default on both the date of each request for a Revolving Advance and the date that Lender is requested to fund each such Revolving Advance;

(iii) Material Change. There shall have been no occurrence having a Material Adverse Effect upon the financial condition, business, or prospects of the Borrower;

(iv) Secretary Certificate. If requested by Lender, the Lender shall have received a certification signed by the corporate secretary of the Borrower as to the foregoing clauses (i) through (iii) above;

(v) Interest Rate Election. The Borrower shall have provided to Lender written election of the interest rate to apply to each Revolving Advance (as more particularly provided in Section 2(a)(v)); and

(vi)  Covenant Compliance Certificate. If requested by Lender, an updated Covenant Compliance Certificate confirming compliance with all financial covenants set forth in this Agreement after giving effect to the requested advance.

The Borrower’s acceptance of any Revolving Advance shall constitute the Borrower’s representation and warranty to the effect set forth in clauses (i), (ii) and (iii) above.

(c) Conditions Precedent to Subsequent Term Loan Advances. The Lender’s obligation to make any Term Loan Advance after the Initial Term Loan Advance is conditioned upon the following:

(i) Representations and Warranties. The Borrower’s representations and warranties set forth in Section 3 shall be true and correct in all material respects as of the date of each request for a Term Loan Advance and as of the date that Lender is requested to fund each such Term Loan Advance;

(ii) Default. There shall exist no Default Event or Event of Default on both the date of each request for a Term Loan Advance and the date that Lender is requested to fund each such Term Loan Advance;

(iii) Material Change. There shall have been no occurrence having a Material Adverse Effect upon the financial condition, business, or prospects of the Borrower;

(iv) Secretary Certificate. If requested by Lender, the Lender shall have received a certification signed by the corporate secretary of the Borrower as to the foregoing clauses (i) through (iii) above;

(v) Availability Period. The Availability Period shall not have expired;

(vi) Interest Rate Election. The Borrower shall have provided to Lender written election of the interest rate to apply to each Term Loan Advance (as more particularly provided in Section 2(b)(v));

(vii) Financed Acquisition Conditions. The Borrower shall have satisfied the Financed Acquisition Conditions for each Term Loan Advance; and

(viii)  Covenant Compliance Certificate. If requested by Lender, an updated Covenant Compliance Certificate confirming compliance with all financial covenants set forth in this Agreement after giving effect to the requested advance.

The Borrower’s acceptance of any Term Loan Advance hereunder shall constitute the Borrower’s representation and warranty to the effect set forth in clauses (i), (ii) and (iii) above.

5. Covenants of Borrower.

The Borrower covenants and agrees with the Lender as follows:

(a) Loan Payments. The Borrower shall pay all amounts due under the Notes at the times and places and in the manner provided by this Agreement and the Notes and shall promptly pay when due all other amounts owing to Lender with respect to fees and charges and otherwise as required by the Loan Documents.

(b) Loan Proceeds. The Borrower shall use the proceeds of the Initial Revolving Advance for the payment in full of all amounts outstanding under the Existing Term Loan. The Borrower shall use the proceeds of the Initial Term Loan Advance for the payment in full of all amounts outstanding under the Existing Term Loan and shall use the proceeds of any subsequent Term Loan Advance for the finance of Financed Acquisitions.

(c)  Financial Reporting. The Borrower shall furnish to Lender the following financial information (collectively, the “Financial Information”):

(i)
within one hundred twenty (120) days after the end of each fiscal year of Borrower and its Subsidiaries, annual unqualified financial statements for the Borrower and it Subsidiaries on a consolidated basis audited by a certified public accountant acceptable to Lender in its reasonable discretion;

(ii)
within sixty (60) days after the end of each fiscal quarter of Borrower and its Subsidiaries, (i) management prepared quarterly financial statements for the Borrower and its Subsidiaries and (ii) a Covenant Compliance Certificate executed by the chief financial officer of Borrower in form and substance reasonably satisfactory to Lender with respect to the Borrower and its Subsidiaries; and

(iii)	such additional financial information regarding the Borrower, the Guarantors, or the Collateral as the Lender may reasonably request from time to time.

Neither Lender, nor Lender’s officers, directors, employees, consultants or affiliates shall trade on any material, non-public information of the Borrower.

(d) Licenses, etc. The Borrower shall preserve, and shall cause the Guarantors to preserve, their corporate existences and all licenses and franchises necessary or convenient for their businesses; shall comply, and shall cause the Guarantors to comply, with all applicable laws and regulations; shall maintain, and shall cause the Guarantors to maintain, all material property necessary or useful in their businesses in good working order and repair; and shall comply, and shall cause the Guarantors to comply, with all funding and other material requirements under ERISA.

(e) Merger, Consolidation, Purchase or Sale of Assets, Change in Control. Neither the Borrower nor any of its Subsidiaries will (a) become a party to any merger or consolidation, (b) sell, lease, sublease or otherwise transfer or dispose (including, without limitation, pursuant to any sale-leaseback transactions) of any portion of its assets, (c) acquire all or substantially all of the assets of any Person or any portion of the capital stock (or other equity interests) of any Person or (d) acquire any assets outside the ordinary course of business; provided that notwithstanding the forgoing, (i) any Subsidiary of Borrower may merge or consolidate with Borrower or any other Subsidiary of Borrower so long as, in the case of any merger or consolidation with Borrower, Borrower is the surviving entity, (ii) Borrower and its Subsidiaries may sell inventory and dispose of obsolete or worn-out machinery and equipment, in each case, in the ordinary course of business, consistent with past practices, (iii) Borrower and any of its Subsidiaries may become a party to any merger or consolidation or sell or otherwise transfer or dispose of any portion of their assets so long as, in each case, contemporaneously with the closing of any such transaction, the loan obligations of Borrower to Lender are indefeasibly paid in full and this Agreement shall have been terminated, and (iv) Borrower may make Financed Acquisitions and Unfinanced Acquisitions pursuant to the terms of this Agreement. There shall be no Change of Control affecting Borrower without the prior written consent of Lender.

(f) Indebtedness. The Borrower shall not incur or become liable for any Indebtedness except (i) Indebtedness to the Lender, (ii) Indebtedness under the Junior Loan Documents, (iii) Indebtedness under the Seller Financing, (iv) the existing Indebtedness set forth on Schedule 5(f) attached hereto, (v) Indebtedness consented to in writing by the Lender in advance of the incurrence of such Indebtedness, and (vi) Indebtedness secured by Permitted Liens (collectively, “Permitted Indebtedness”). The Borrower shall not materially amend the Junior Loan Documents or any documents or instruments evidencing the Seller Financing without the prior written consent of Lender.

(g) Liens. The Borrower shall not, and shall cause the Guarantors not to, create, permit to be created, or suffer to exist any Lien upon any of the Collateral, except the Permitted Liens.

(h) Loans. The Borrower shall not make, and shall cause the Guarantors not to make, any loans or advances to any Person, except (i) endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (ii) customary advances for reimbursable employee business expenses in the ordinary course of business.

(i) Investments; Acquisitions. The Borrower shall not make, and shall cause the Guarantors not to make, any investments in securities or obligations of another Person, except (i) deposits with the Lender or other financial institution insured by the Federal Deposit Insurance Corporation, (ii) investments in U.S. Treasury securities, (iii) investments in money market mutual funds of nationally-recognized sponsors; provided, however, that no such investment shall be made if, after giving effect to such investment, a Default Event or Event of Default shall occur hereunder; and (iv) Acquisitions; provided that (1) Borrower has satisfied the terms and conditions of Section 4(c) for Financed Acquisitions and (2) Borrower has satisfied the Unfinanced Acquisitions Conditions for Unfinanced Acquisitions.

(j) Restricted Payments. The Borrower shall not make or pay, and shall not permit the Guarantors to make or pay: (i) any Distributions, except any non-cash dividends declared in connection with the Borrower’s series of preferred stock; or (ii) any payment on account of the purchase, redemption, retirement, or acquisition of (a) any shares of its capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant, or other right to acquire shares of its capital stock; provided however that Borrower and Guarantors may declare (but not make or pay) such Distributions if such declaration shall not cause an Event of Default under this Agreement and does not cause the Borrower and Guarantors to fail to comply with any covenants required to be maintained by the Borrower and Guarantors pursuant to this Agreement.

(k) Taxes. The Borrower shall pay and discharge, and shall cause the Guarantors to pay and discharge, all taxes, assessments, and governmental charges or levies imposed upon them, upon their income or profits, or upon any properties belonging to them, prior to the date on which penalties or interest would attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any property of the Borrower or the Guarantors; provided that Borrower and Guarantors shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings which serve as a matter of law to stay the enforcement of any remedy of the taxing authority or claimant and as to which the Borrower or Guarantors, as applicable, shall have set aside on their books adequate reserves and notified Lender in writing of such contest.

(l) Insurance. The Borrower shall keep, and shall cause the Guarantors to keep, all inventory, equipment, furnishings, and other tangible personal property owned by the Borrower and the Guarantors and kept or used for Borrower’s and Guarantors businesses fully insured against fire, lightning and extended coverage perils and against such other risks as the Lender may from time to time require, in an amount equal to the aggregate full insurable value thereof. The Borrower shall also comply, and shall cause the Guarantors to comply, with the requirements of the Security Agreements with respect to insurance. The Borrower shall maintain, and shall cause the Guarantors to maintain, such insurance with responsible and reputable insurance companies or associations satisfactory to Lender in such amounts and covering such risks as shall be satisfactory to Lender from time to time, but in any event in amounts sufficient to prevent the Borrower and the Guarantors from becoming a co-insurer.

(m) Minimum EBITDA. The Borrower and Guarantors shall not permit their EBITDA to be less than the following amounts for the periods there indicated, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information:

Fiscal Quarter:	Amount:
Q.4 2007	$6,200,000.00
Q.1 2008	$6,575,000.00
Q.2 2008	$7,250,000.00
Q.3 2008	$7,625.000.00
Q.4 2008	$8,000,000.00
Q.1 2009	$8,300,000.00
Q.2 2009	$8,600,000.00
Q.3 2009	$8,900,000.00
Q.4 2009	$9,200,000.00
Q.1 2010	$9,500,000.00
Q.2 2010	$9,800,000.00
Q.3 2010	$10,000,000.00

(n) Maximum Ratio of Total Funded Debt to Adjusted EBITDA. The Borrower and Guarantors shall not permit the ratio of their Total Funded Debt to its Adjusted EBITDA to exceed the following ratios for the periods there indicated, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information:

Fiscal Quarter:	Ratio:
Q.4 2007	3.30 to 1.0
Q.1 2008	3.30 to 1.0
Q.2 2008	3.30 to 1.0
Q.3 2008	3.0 to 1.0
Q.4 2008	3.0 to 1.0
Q.1 2009	2.75 to 1.0
Q.2 2009	2.75 to 1.0
Q.3 2009	2.75 to 1.0
Q.4 2009	2.75 to 1.0
Q.1 2010	2.50 to 1.0
Q.2 2010	2.50 to 1.0
Q.3 2010	2.50 to 1.0

(o) Minimum Fixed Charge Coverage Ratio. The Borrower and Guarantors shall not permit their Fixed Charge Coverage Ratio to be less than 1.25 to 1.0 at any time, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information.

(p) Minimum Interest Coverage Ratio. The Borrower and Guarantors shall not permit their Interest Coverage Ratio to be less than the following ratios for the periods there indicated, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information:

Fiscal Quarter:	Ratio:
Q.4 2007	2.0 to 1.0
Q.1 2008	2.0 to 1.0
Q.2 2008	2.0 to 1.0
Q.3 2008	2.0 to 1.0
Q.4 2008	2.0 to 1.0
Q.1 2009	2.25 to 1.0
Q.2 2009	2.25 to 1.0
Q.3 2009	2.25 to 1.0
Q.4 2009	2.50 to 1.0
Q.1 2010	2.50 to 1.0
Q.2 2010	2.50 to 1.0
Q.3 2010	2.50 to 1.0

(q) Maximum Ratio of Total Funded Debt to Net Worth. The Borrower and Guarantors shall not permit the ratio of their Total Funded Debt to its Net Worth to exceed 2.50 to 1.0 at any time, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information.

(r)  Minimum Availability under Revolving Loan: Borrower shall be required to maintain a minimum availability under the Revolving Loan at all times sufficient to fund three (3) months of debt service payments on indebtedness under Seller Financing on a pro forma basis.

(s) Junior Loan Documents. The Borrower shall not materially amend the Junior Loan Documents without the prior written consent of Lender.

(t) Seller Financing. The Borrower shall not materially amend any documents or instrument evidencing, securing, and/or guarantying the Seller Financing without the prior written consent of Lender.

(u) Cash Management. The Borrower shall comply with the terms and conditions of the Cash Management Agreement and shall maintain with Lender the Cash Management Account.

(v) Costs and Expenses. The Borrower shall pay on demand all costs and expenses of Lender (including without limitation, legal fees and expenses) in connection with (i) the preparation, execution, and delivery of the Loan Documents and any amendments or modifications of any of the Loan Documents, (ii) the examination, review, or administration of any of the Loan Documents, and (iii) the interpretation, administration, preservation, enforcement, or exercise of any rights or remedies under the Loan Documents, all whether or not legal action is instituted.

(w) Indemnification. The Borrower shall indemnify the Lender, its officers, directors, employees, agent, and affiliates (collectively, the “Indemnified Parties”) and hold the Indemnified Parties harmless against any claim or cause of action arising out of or in connection with the Loan, unless such claim or cause of action was caused by the gross negligence, bad faith, or willful misconduct of any of the Indemnified Parties.

(x) Event of Default. The Borrower shall immediately notify the Lender of the occurrence of any Default Event or Event of Default.

(y) Other Information. The Borrower shall provide the Lender with such other information regarding the transactions evidenced by the Loan Documents or the parties thereto, as the Lender may from time to time reasonably request.

6. Events of Default; Remedies.

(a) Events of Default. The occurrence of any of the following events set forth in this Section 6(a) shall constitute an “Event of Default” under this Agreement:

(i) The Borrower shall fail to make any payment under the Notes or any other payment obligation under the Loan Documents within ten (10) days of when due; or

(ii) Any material representation or warranty of the Borrower or any of the Guarantors contained herein or in any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made, or any representation or warranty made by the Borrower or any of the Guarantors in connection with the execution and delivery of this Agreement or any other instrument, document, certificate or statement executed and delivered in connection with the Loans shall at any time prove to have been incorrect in any material respect when made; or

(iii) The Borrower shall default in the performance of any other term, covenant, or agreement contained in this Agreement (other than as provided for in Sections 6(a)(i) and (ii) above) or of any term, covenant or agreement contained in the other Loan Documents, and such default shall continue uncured for twenty (20) days after written notice thereof shall have been given by Lender to Borrower (unless a different grace or cure period is specifically provided for herein or in any other Loan Document and provided that there shall be no grace or cure period for Borrower’s failure to comply with the financial covenants set forth in Sections 5(m), 5(n), 5 (o), 5(p) and 5 (q) above); or

(iv) Any default shall exist and remain unwaived or uncured after any applicable grace or cure period (i) under the Junior Loan, (ii) under the Seller Financing, or (iii) with respect to any other Indebtedness of the Borrower or any of the Guarantors owed to any other creditor in excess of $100,000.00, or any of the foregoing Indebtedness shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

(v) The Borrower or any of the Guarantors shall be dissolved, shall become insolvent or bankrupt, shall cease paying its debts as they mature, or shall make an assignment for the benefit of creditors; or a trustee, receiver or liquidator shall be appointed for the Borrower or any of the Guarantors or for a substantial part of any of their property; or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any of the Guarantors under the laws of any jurisdiction (provided that, if involuntary, such proceedings shall not be an Event of Default if they are dismissed within forty-five (45) days); or

(vi) Any writ, attachment, execution or similar process shall be issued or levied against the Borrower or any of the Guarantors or any of their property, and such writ, attachment, execution or similar process shall not be paid, released, vacated or fully bonded within twenty (20) days after its issue or levy; or any writ of attachment or trustee process shall be served upon the Lender relating to goods, effects or credits of the Borrower or any of the Guarantors in the possession of or maintained with the Lender; or

(vii) The Borrower or any of the Guarantors shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure), or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary), and there shall result from such termination proceedings a liability of the Borrower or any of the Guarantors to the PBGC, which in the reasonable opinion of the Lender may have a material adverse effect upon the business, operations or financial condition of the Borrower or any of the Guarantors; or

(viii) The occurrence of a Material Adverse Effect;

(ix) There shall be entered against the Borrower or any of the Guarantors any final judgment not covered by insurance which, singly or with any other final judgment or judgments not covered by insurance then remaining unpaid, exceeds $250,000.00 and which would have, in the reasonable judgment of Lender, a Material Adverse Effect; or

(x) There shall be entered against the Borrower or any of the Guarantors any judicial or administrative order which enjoins, restrains or in any way prevents it from conducting all or any part of its business activities or materially interferes with the ownership, use or occupation of any if its assets, which order is not rescinded or dismissed within ten (10) days of its issuance; or

(xi) An event of default shall occur under any Hedging Contracts or under any other Indebtedness owed by Borrower or any Guarantor to Lender or Lender’s affiliates.

For purposes of clauses (viii) and (ix) above, a loss or liability shall not be deemed to be "not covered by insurance," notwithstanding that the insurer has not paid the claim, if a claim has been submitted in writing and the Borrower or any of the Guarantors, as applicable, reasonably believe that it is covered by the relevant insurance, provided that any claim not paid or agreed to be covered by the insurer within sixty (60) days after it is submitted shall be deemed to be not covered by insurance.

(b) Rights and Remedies on Default. Upon the occurrence of any Event of Default and at any time thereafter, in addition to any other rights and remedies available to the Lender under this Agreement, any of the other Loan Documents, or otherwise, the Lender may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

(i) Declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, all other amounts payable under this Agreement, and all other Indebtedness of the Borrower or any of the Guarantors to the Lender to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors.

(ii) Terminate both the Revolving Loan provided for in Section 2(a) without notice.

(iii) Enforce the provisions of this Agreement or the other Loan Documents by legal proceedings for the specific performance of any covenant or agreement contained herein or therein or for the enforcement of any other appropriate legal or equitable remedy, and the Lender may recover damages caused by any breach by the Borrower or any of the Guarantors of the provisions of this Agreement or the other Loan Documents, including court costs, reasonable attorneys' fees, and other costs and expenses incurred in the enforcement of the obligations of the Borrower under this Agreement.

(iv) Exercise all rights and remedies under this Agreement and the other Loan Documents and any other agreement with the Lender and exercise all other rights and remedies which the Lender may have under applicable law.

(c)  Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any of the Guarantors, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower or any of the Guarantors against and on account of the obligations and liabilities of the Borrower and the Guarantors to the Lender under the Loan Documents or otherwise, irrespective of whether or not the Lender shall have made any demand under this Agreement and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. The Borrower hereby grants to the Lender a security interest with respect to all its deposits and all securities or other property in the possession of the Lender from time to time, and, upon the occurrence of any Event of Default or Default Event, the Lender may exercise all rights and remedies of a secured party under the Uniform Commercial Code with respect thereto.

7. Miscellaneous Provisions.

(a) Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior correspondence or agreements relating thereto.

(b) Section Headings. The headings herein are for convenience of reference only and shall not affect the interpretation hereof.

(c) Amendment and Waiver. No provision of this Agreement or the other Loan Documents may be amended or waived except by a written instrument signed by the party or parties to be charged. No failure or delay by the Lender in exercising any right, power or privilege under this Agreement or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other right, power or privilege.

(d) Assignment. This Agreement and the other Loan Documents shall inure to the benefit of and be binding upon the parties’ respective successors and assigns, provided that the Borrower may not assign any rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Lender. The Lender may assign this Agreement and the other Loan Documents and may grant to other financial institutions participations in loans made or to be made under this Agreement.

(e) Cumulative Remedies. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

(f) Severability. If any provision in the Loan Documents is prohibited or unenforceable in any jurisdiction, such provision shall not affect the remaining provisions of the Loan Documents or affect the validity or enforceability of such provision in any other jurisdiction.

(g) Term of Agreement. This Agreement shall remain in effect as long as there remains outstanding any amount under any of the Notes.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument.

(i) Jurisdiction. The Borrower and the Guarantors irrevocably submit to the jurisdiction of any Massachusetts court or any federal court sitting within the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

(j) Waiver Of Jury Trial. The Lender, the Borrower, and the guarantors agree that none of them nor any assignee or successor shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of, this agreement, any related instruments, any collateral or the dealings or the relationship between them, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Lender the borrower, and the guarantors, and these provisions shall be subject to no exceptions. None of the Lender, the borrower, or the guarantors have agreed with or represented to any other that the provisions of this paragraph will not be fully enforced in all instances.

(k) Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail, postage prepaid or telegram sent to the intended addressee at the applicable address set forth on Page 1 hereof or to such different address as either Borrower or Lender shall have designated by written notice to the other sent in accordance herewith. Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of delivery by certified United States Mail, two days after deposit therein.

[Signatures appear on the following page 33.]

EXECUTED under seal as of the date first above written.

LENDER:

RBS CITIZENS, NATIONAL ASSOCIATION

By:/s/David Bugbee
Witness	Name: David Bugbee
Title: Senior Vice President

BORROWER:

NATIONAL INVESTMENT MANAGERS INC.

By:/s/Steven Ross
Witness	Name: Steven Ross
Title: CEO

EXHIBIT A

FORM OF
COMPLIANCE CERTIFICATE

National Investment Managers, Inc

Compliance Certificate dated __________

I, _________________, solely in my capacity as _________________ of National Investment Managers, Inc (“Borrower”), certify that as of ________________, the Borrower is in compliance with Section 5 of the Revolving Line of Credit and Term Loan Agreement dated as of November 30, 2007 (as amended and in effect from time to time, the “Loan Agreement”), between the Borrower and RBS Citizens, National Association.

Computations to evidence the Borrowers’ compliance with section 5 of the Loan Agreement are detailed in the attachment.

National Investment Managers, Inc.

By:
Name:
Title:

FORM OF COVENANT COMPLIANCE CERTIFICATE ATTACHMENT

National Investment Managers, Inc
Covenant Compliance Calculations for period ending ___________

Amount ($'000)
(I) Minimum EBITDA

Net Income		$-
+ Consoliated Interest Charges for such period
+ Provision for Taxes
+ Depreciation & Amortization
+ Non-cash stock based compensation
+ Non-cash extraordinary & unusual or non-recurring writedowns or writeoffs
- extraordinary, unusual, non-recurring or non-operating gains

EBITDA		$-
Covenant	$

(II) Maximum Ratio of Total Funded Debt to Adjusted EBITDA

Bank Loans	$-
Junior Loan
Seller Financing
Other Indebtedness
Total Funded Debt (A)	$-

EBITDA
+ Acquired EBITDA
+ Addback of one-time expenses (allowed per Section 1 of loan agreement)
Adjusted EBITDA (B)	$-

A divided by B	#DIV/0!
Covenant

(III) Minimum Fixed Charge Coverage Ratio

Adjusted EBITDA
- Cash Taxes
- Capital Expenditures
Operating Cash Flow (A)	$-

Current Portion of Long Term Indebtedness
+ Interest Payments on Indebtedness #
Debt Service (B)	$-

A divided by B	#DIV/0!
Covenant	1.25:1
# Interest payments will be annualized for the first 3 quarters that the ratio is tested

(IV) Minimum Interest Coverage Ratio

Adjusted EBITDA less Acquired EBITDA (A)	$-
Interest Payments on Indebtedness #	$-
A divided by B	#DIV/0!
Covenant
# Interest payments will be annualized for the first 3 quarters that the ratio is tested

(V) Maximum Ratio of Total Funded Debt to Net Worth

Total Funded Debt - as defined above (A)	$-

Total Assets
- Total Liabilities
+ Accumulated amortization of Intangible Assets subsequent the loan agreement date
Net Worth (B)	$-

A divided by B	#DIV/0!
Covenant	2.5:1

EXHIBIT B

FORM OF GUARANTY OF ACQUIRED ENTITY

GUARANTY

1.
Identification. This Guaranty (the “Guaranty”) is made as of the ___ day of ________, 200_ by __________________, a ________ corporation with its principal place of business at ______________________________________________ (the “Guarantor”) in favor of RBS Citizens, National Association, having a lending office at 28 State Street, Boston, MA 02109 (the “Lender”).

2.	Background and Reasons for Guaranty.

2.1
Loan. On the date hereof, National Investment Managers Inc., a Florida corporation, having an address of 545 Metro Place South, Suite 100, Dublin, OH 43017 (the “Borrower”) executed and delivered (a) a certain Term Promissory Note dated as of November 30, 2007 from the Borrower to the Lender in the maximum principal amount of up to $13,000,000.00 and (b) a certain Revolving Line of Credit Note dated as of November 30, 2007 from the Borrower to the Lender in the maximum principal amount of $2,000,000.00 (together, the “Notes”). The obligations of the Borrower are further evidenced by a certain Revolving Line of Credit and Term Loan Agreement dated as of November 30, 2007 by and between the Borrower and Lender (the “Loan Agreement”). The Notes are secured by, among other things, a certain Security Agreement dated as of November 30, 2007 from the Borrower to Lender (the “Security Agreement”). In addition, the obligations of Guarantor under this Guaranty shall be secured by a certain Security Agreement of even date herewith from Guarantor to Lender (the “Guarantor Security Agreement”) granting to Lender a first priority security interest in all assets of Guarantor. The Notes, the Loan Agreement, the Security Agreement, this Guaranty, the Guarantor Security Agreement, the Guaranties of the other Guarantors and all other documents executed in connection with or related to such documents are sometimes collectively referred to herein as the “Loan Documents”. The obligations evidenced by the Loan Documents are sometimes collectively referred to herein as the “Loans”. All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

2.2	Requirement of Guaranty. As a condition precedent to the making of the Loan to Borrower, Lender has required that Guarantor execute and deliver this Guaranty to Lender.

2.3
Consideration to Guarantor. Guarantor desires to execute and deliver the Guaranty to Lender because the Borrower has a substantial interest in Guarantor and Guarantor will receive a direct financial benefit from the credit extended to Borrower.

3.
Guaranty. Guarantor, in consideration of Lender entering into the Loan Documents and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of inducing Lender to enter into the Loan Documents, hereby irrevocably and unconditionally guarantees to Lender (a) the full, punctual and prompt payment of all sums payable under the terms of the Notes and the other Loan Documents, whether at maturity or by acceleration or otherwise, in immediately available coin and currency of the United States which is legal tender for the payment of all public and private debts; (b) the performance of all of Borrower’s other obligations under the Notes and the other Loan Documents; and (c) all other obligations of every kind and description now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, primary or secondary, of Borrower to Lender including, without limitation, any Hedging Obligations (as defined in Rider A to the Notes). The obligations referenced in subsections (a), (b) and (c) above are collectively referred to herein as the “Guaranteed Obligations”.

4.	Warranties and Representations. Guarantor hereby warrants and represents to Lender that:

4.1
The Board of Directors of the Guarantor have determined the execution, delivery and performance of this Guaranty to be necessary or convenient to the conduct, promotion or attainment of the business of the Borrower and the Guarantor, and to be in the best interests of the Guarantor and in pursuance of its corporate purposes as an integral part of the business now conducted and proposed to be conducted by the Guarantor. The Guarantor expects to receive substantial direct and indirect benefits from the making of the Loan to the Borrower. By virtue of the foregoing, after considering the Guarantor’s probable liability hereunder, the Guarantor is receiving at least reasonably equivalent value from Lender for its guaranty and will not be rendered insolvent thereby; and after giving effect to the transactions contemplated hereby, the Guarantor does not, and will not, have an unreasonably small capital for the conduct of its business and has, and will have, the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

4.2	The execution, delivery, and performance by the Guarantor of this Guaranty do not and will not:

(i)
violate any provision of, or require any filings, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Guarantor or the Borrower;

(ii)
result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which Guarantor or any of its properties may be bound or affected;

(iii)
result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than as created hereunder), upon or with respect to any of the properties now owned or hereafter acquired by the Guarantor; or

(iv)	cause the Guarantor to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

4.3
The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the ____________ of _____________ and has the legal power and authority to execute, deliver and fulfill its obligations set forth in this Guaranty. The Guarantor has all requisite corporate power to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to do business and in good standing in such other jurisdictions where the failure to so qualify would have a material adverse effect on the Guarantor’s business, prospects, operations or financial condition.

4.4	This Guaranty has been duly authorized by all necessary corporate action and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.5
Any and all financial statements and other financial data which have previously been furnished to Lender with respect to Guarantor are true and correct in all material respects, fairly, completely and accurately representing the financial condition of Guarantor as of the date thereof and, since the date thereof, there have been no additional borrowings of Guarantor, nor has there been any material adverse change in the financial condition of Guarantor; there are no legal proceedings, material claims or demands pending against, or to the best of Guarantor’s knowledge, threatened against Guarantor or any of Guarantor’s assets; there are no federal or state liens filed or threatened against Guarantor or any of Guarantor’s assets; and Guarantor is not in default or claimed default under any agreement for borrowed money.

4.6
Guarantor has reviewed and approved the Loan Documents to be signed by Borrower in connection with the Loan, and each and every warranty and representation made by Borrower in the Loan Documents is, to the best of Guarantor’s knowledge, true and correct.

4.7
Guarantor shall, within five (5) business days after receipt thereof, deliver to Lender copies of any notices of default served on such Guarantor pursuant to the terms of any other material agreement to which such Guarantor is a party.

5.
Primary Nature of Guaranty. In giving this Guaranty, Guarantor hereby acknowledges that this Guaranty is a guarantee of (i) performance by Borrower under the Loan Documents; and (ii) payment and not of collection, and that the liability of Guarantor hereunder is present, absolute, unconditional, continuing, primary, direct and independent of the obligations of Borrower. Lender shall not be required to pursue any other remedies before invoking the benefits of this Guaranty, including, without limitation, its remedies under the Loan Documents. With regard to any rights which may accrue to Lender under or in connection with the Loan Documents, Lender may, at its option, look to Guarantor for the performance of the Guaranteed Obligations to the extent provided herein, without having first commenced any action or proceeding against Borrower or any other guarantor or any other parties or other security, and without having obtained any judgment against Borrower or against any other guarantor. Enforcement of Lender’s rights against the security given by Borrower for the Loan shall not impair the right of Lender to enforce this Guaranty, Guarantor expressly agreeing that any such action by Lender shall never operate as a release of Guarantor’s liability hereunder. Guarantor shall be conclusively bound, in any jurisdiction, by the judgment rendered in any action by Lender against Borrower or against any other guarantor, wherever instituted, as if Guarantor was a party to such action, even if not actually joined as a party.

6.	Continuing Nature of Guaranty. The liability of Guarantor shall remain and continue in full force and effect notwithstanding:

6.1	The non-liability of Borrower for any reason whatsoever for the payment and performance of the Guaranteed Obligations or any part thereof;

6.2
The voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the property described in the Loan Documents, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment or any similar proceeding, affecting Borrower or any of their assets;

6.3	The assignment or transfer of the Notes or other Loan Documents;

6.4	The release of Borrower from the observance of any of the agreements, covenants, terms or conditions contained in the Loan Documents by operation of law;

6.5	Any defenses or rights of set-off or counter-claims which Borrower may have or assert; or

6.6
Any failure by Lender to inform Guarantor of any facts Lender may now or hereafter know about Borrower, the Loan or the transactions contemplated in connection therewith, it being understood and agreed that Lender has no duty so to inform; it being the intention hereof that Guarantor shall remain liable hereunder until the Guaranteed Obligations of Borrower shall have been fully paid, performed and observed by Borrower, notwithstanding any act, omission or thing that might otherwise operate as a legal or equitable discharge of Guarantor.

7.
Certain Rights of Lender. Lender may at any time and from time to time, with or without consideration, without prejudice to any claim against Guarantor hereunder, without in any way changing, releasing or discharging Guarantor from its liabilities and obligations hereunder and without notice to or the consent of Guarantor:

7.1	Exchange, release or surrender all or any part of the security for the Loan which Lender may at any time hold;

7.2	Sell all or any part of the security for the Loan and become the purchaser thereof at any such sale;

7.3	Settle or compromise with Borrower, or any other person primarily or secondarily liable with Borrower, the Guaranteed Obligations or any renewal or extension thereof;

7.4	Renew, rearrange or extend the time, manner, place or terms of payment and performance of the Guaranteed Obligations or any renewal or extension thereof;

7.5
Forbear, extend the time for, or grant indulgences with respect to the enforcement of any of the Guaranteed Obligations or the exercise by Lender of any right or remedy contained in the Loan Documents or available under applicable law, whether such enforcement be fully prosecuted or otherwise;

7.6	Supplement, change, amend, substitute, modify, alter or cancel the Guaranteed Obligations or any other Loan Documents; and

7.7	Take other guarantees, collateral or security with respect to the Guaranteed Obligations.

8.	Certain Waivers by Guarantor. Guarantor hereby waives:

8.1
Any right to require Lender to (i) proceed against Borrower; (ii) proceed against, exhaust or participate in any security held by Lender for the payment and performance of the Guaranteed Obligations, or (iii) pursue any other remedy that Lender has or to which it may be entitled;

8.2
Notice of the acceptance of this Guaranty, presentment, demand, protest and notice of protest, nonpayment, default or dishonor of the Guaranteed Obligations or any renewal or extension thereof and any and all other rights and remedies now or hereafter accorded to guarantors by applicable law;

8.3
Diligence on the part of Lender in the collection of the monetary sums included in the Guaranteed Obligations, notice of intention to accelerate the maturity of any of the Guaranteed Obligations, notice of the failure of Borrower to pay or perform all or any of the Guaranteed Obligations in a timely manner and diligence on the part of Lender in preserving the liability of any person on any of the Guaranteed Obligations; and

8.4	Any right that Guarantor has or to which Guarantor may be entitled to cause a marshaling of Borrower’s assets.

9.
No Waiver by Lender. No failure, omission or delay on the part of Lender in exercising any rights hereunder or in taking any action to collect or enforce payment or performance of the Guaranteed Obligations or in enforcing observance or performance of any agreement, covenant, term or condition to be performed or observed under the Loan Documents, either against Borrower or any other person liable therefor, shall operate as a waiver of any such right or in any manner prejudice the rights of Lender against Guarantor.

10.
Subordination of Subrogation. Guarantor hereby unconditionally and irrevocably agrees that it will not at any time exert or exercise against Borrower, and does hereby subordinate any right of or claim to subrogation, reimbursement, indemnity, contribution or payment (including any right to proceed upon any collateral pledged by Borrower to Guarantor) for or with respect to any amounts which Guarantor may pay or be obligated to pay to Lender, including, without limitation, any right to enforce any remedy which Guarantor now or hereafter shall have against Borrower by reason of obligations which Guarantor may perform, satisfy or discharge under or with respect to this Guaranty. The payment of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations, provided that so long as no default in the payment or performance of the Guaranteed Obligations has occurred and is continuing, or no demand for payment of any of the Guaranteed Obligations has been made that remains unsatisfied, the Borrower may make, and the Guarantor may demand and accept, payments of principal and interest on such subordinated indebtedness. The Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranteed Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to the Guarantor until the Guaranteed Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lender and be paid over to the Lender on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

11.
Financial Information and Condition. Guarantor shall furnish to Lender all such financial information as set forth in the Loan Agreement. At any time during the term of the Loan, Guarantor shall provide Lender with any additional financial information reasonably requested by Lender. Guarantor shall immediately notify Lender of any material adverse change in the financial condition of the Guarantor.

12.
Right of Set-Off. Upon the occurrence of a default under the Loan Documents, Lender is hereby authorized, at any time and from time to time, without notice to Guarantor or to any other person, any such notice being hereby expressly waived, to set-off, appropriate and apply any and all deposits (general or special), and any other indebtedness at any time held or owing by Lender to or for the credit or the account of Guarantor (collectively, the “Deposits”), against and on account of any obligations and liabilities of Guarantor hereunder, although said obligations and liabilities, or any of them, shall be contingent or unmatured. The Guarantor hereby grants to Lender a security interest in such Deposits.

13.
Mandatory Refunds. If, for any reason, any payment to Lender on account of the Guaranteed Obligations is required to be refunded to Borrower, or paid over to any other party, including, without limitation, by reason of the operation of bankruptcy laws now or hereafter enacted, Guarantor agrees to pay the amounts so required to be refunded or paid over upon demand, it being acknowledged and agreed that the Guaranteed Obligations shall not be treated as having been discharged by reason of any payment to Lender giving rise to an obligation on the part of Lender to repay the same, and this Guaranty shall be treated as remaining in full force and effect with respect to any such repayment so made by Lender, as well as for any amounts not previously paid to Lender on account of the Guaranteed Obligations.

14.
Multiple Guarantors. If there is more than one guarantor of the Guaranteed Obligations: (a) the obligations, covenants, warranties and representations of each guarantor shall be joint and several; (b) the granting of a written release of liability hereunder of less than all of the guarantors shall be effective with respect to the liability hereunder of only those specifically so released, but shall in no way affect the liability hereunder of any guarantor not so released; and (c) each guarantor waives any right to require Lender to proceed against any other guarantor. Any prior or subsequent guaranty to Lender shall not be deemed to be in lieu of or to supersede or terminate this Guaranty, but shall be construed as an additional or supplementary guaranty unless otherwise expressly provided herein.

15.
Default. Failure of Guarantor to keep, observe or perform any term, covenant or agreement made under this Guaranty by Guarantor or under any other obligations of Guarantor to Lender after the expiration of any applicable cure period shall constitute an Event of Default under this Guaranty and under the Loan Documents, whether or not provision therefor is made in such documents. In addition to the Events of Default described in this Section 15, the following events, after the expiration of any applicable grace periods, shall also constitute “Events of Default” under this Guaranty:

15.1
If any representation or warranty by the undersigned or in any writing furnished by the undersigned in connection with or pursuant to this Guaranty shall be false in any material respect with respect to the undersigned on the date as of which made; or

15.2	If the Guarantor makes an assignment for the benefit of creditors; or

15.3
If the Guarantor petitions or applies to any tribunal for the appointment of a trustee or receiver of the business, estate or assets or of any substantial portion of the business, estate or assets of the undersigned, or commences any proceedings relating to the Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

15.4
If any such petition or application is filed or any such proceedings are commenced against the Guarantor and the Guarantor by any act indicates its approval thereof, consent thereto, or acquiescence therein, or any order is entered appointing any such trustee or receiver, or declaring the Guarantor bankrupt or insolvent, or approving the petition in any such proceedings; or

15.5	If the Guarantor shall dissolve, terminate or otherwise fail to maintain its legal existence, as the case may be.

If an Event of Default shall occur, then or at any time thereafter, while such Event of Default shall continue, the Lender may declare all Guaranteed Obligations, together with all obligations of the undersigned hereunder, to be immediately due and payable.

16.	General.

16.1
Costs and Expenses. Guarantor shall pay all reasonable attorneys’ fees and disbursements, costs and expenses incurred by Lender in the enforcement of this Guaranty. “Attorneys’ fees” and “counsel fees” and the like as used herein shall include reasonable fees for the attorneys’ services whether outside or within judicial proceedings, including also appellate and bankruptcy court proceedings.

16.2
Governing Law. This Guaranty shall be enforced and construed in accordance with the laws of the Commonwealth of Massachusetts, and Guarantor waives the right to be sued elsewhere. In the event suit is brought by Lender, Guarantor agrees that service of process may be made, and personal jurisdiction obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Guarantor at the address designated in Paragraph 1 above.

16.3
Jury Trial Waiver. GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A JURY IN ANY PROCEEDINGS HEREAFTER INSTITUTED BY OR AGAINST GUARANTOR IN RESPECT OF THIS GUARANTY OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THE NOTES OR GUARANTY, INCLUDING ALL LOAN DOCUMENTS.

16.4
Successors and Assigns. This Guaranty shall be binding upon Guarantor and the successors, assigns and legal representatives of Guarantor, and shall inure to the benefit of Lender and the successors, assigns and legal representatives of Lender. Guarantor may not assign its rights or delegate its duties under this Guaranty. The transfer or assignment by Lender of the Notes shall operate as a transfer or assignment to the transferee or assignee of this Guaranty and all rights and privileges hereunder.

16.5
Cumulative Remedies. All of Lender’s rights, remedies and recourse under the Loan Documents or this Guaranty are separate and cumulative and may be pursued separately, successively or concurrently, are non-exclusive and the exercise of any one or more of them shall in no way limit or prejudice any other legal or equitable right, remedy or recourse to which Lender may be entitled.

16.6	Gender and Number. Whenever the context so requires the masculine gender shall include the feminine and/or neuter and the singular number shall include the plural and conversely in each case.

16.7
Modifications. No provision hereof shall be modified or limited except by a written agreement expressly referring to this Guaranty and to the provision so modified or limited and signed by Guarantor and Lender.

16.8
Severability. In case any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.9
Notices. Any notice, request, demand or other communication required or permitted hereunder shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail, postage prepaid or telegram sent to the intended addressee at the applicable address set forth on Page 1 hereof or to such different address as either Guarantor or Lender shall have designated by written notice to the other sent in accordance herewith. Copies of all notices to Lender shall also be sent to Brian F. Plunkett, Esquire, Bartlett Hackett Feinberg P.C., 155 Federal Street, 9th Floor, Boston, MA 02110. Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of delivery by certified United States Mail, two days after deposit therein.

16.10	Headings. The headings of sections herein are inserted only for convenience and shall in no way define, describe or limit the scope or intent of any provisions of this Guaranty.

[Signature on following page]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal as of the date first above written.

GUARANTOR:

By:
Witness	Name:
Title:

EXHIBIT C

FORM OF SECURITY AGREEMENT TO BE PROVIDED BY ACQUIRED ENTITY

SECURITY AGREEMENT

This Security Agreement (the “Agreement”), dated this ___ day of ________, 200_ is by and between __________________, a ________ corporation with its principal place of business at ______________________________________________ (the “Guarantor”), and RBS Citizens, National Association, a national bank having a lending office at 28 State Street, Boston, MA 02109 (the “Secured Party”).

WITNESSETH THAT:

WHEREAS, the Guarantor has duly authorized, executed and delivered to the Secured Party a certain Guaranty of even date herewith (the “Guaranty”), guaranteeing the payment and performance of all obligations of National Investment Managers Inc., a Florida corporation having an address of 545 Metro Place South, Suite 100, Dublin, OH 43017 (the “Borrower”) to the Secured Party, including without limitation the obligations of Borrower under (a) a certain Term Promissory Note dated as of November 30, 2007 from the Borrower to the Secured Party in the maximum principal amount of up to $13,000,000.00 and (b) a certain Revolving Line of Credit Note dated as of November 30, 2007 from the Borrower to the Secured Party in the maximum principal amount of $2,000,000.00 (together, the “Notes”) and any amendments, extensions or renewals of such Notes;

WHEREAS, the obligation of the Secured Party to make the loans evidenced by the Notes (the “Loans”) is subject to the condition, among others, that the Guarantor grant to and create in favor of the Secured Party a security interest in and lien upon all business assets and rights of the Guarantor as hereinafter provided; and

WHEREAS, in order to induce the Secured Party to make the Loans, the Guarantor has agreed to join with the Secured Party in this Agreement.

NOW, THEREFORE, in consideration of and as an inducement to the Secured Party to make the Loans, the parties hereto, intending to be legally bound, covenant and agree as follows:

Section 1.	Definitions.

(a)
Certain Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(i)
“Collateral” shall mean all personal property of Guarantor including, without limitation, all of the following items, whether now owned or now due, or in which the Guarantor has an interest or hereafter, at anytime in the future, acquired, arising or to become due, or in which the Guarantor obtains an interest, and all products, proceeds, replacements, substitutions and accessions of or to any of the following, which to the extent not defined below, shall have the meanings given to them under the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts or as enacted in the state in which such Collateral is located:

A.	all accounts and accounts receivable;

B.	all inventory (including raw materials, work-in-process, finished goods and supplies);

C.	all contract rights;

D.	all general intangibles (including, without limitation, payment intangibles, software, trademarks, patents, copyrights or other intellectual property rights of Guarantor);

E.	all equipment (including all machinery, furniture and fixtures);

F.	all farm products;

G.	all goods;

H.	all chattel paper (whether tangible or electronic);

I.	all fixtures;

J.	all investment property (including, without limitation, all financial assets, certificated and uncertificated securities, securities accounts and security entitlements);

K.	all letter-of-credit rights;

L.	all rights under judgments, all commercial tort claims and choses in action;

M.
all books, records and information relating to the Collateral and/or to the operation of the Guarantor’s business and all rights of access to such books, records and information and all property in which such books, records and information are stored, recorded and maintained;

N.	all instruments, promissory notes, documents of title, documents, policies and certificates of insurance, securities, deposits, deposit accounts, money, cash or other property;

O.	all federal, state and local tax refunds and/or abatements to which the Guarantor is or becomes entitled no matter how or when arising, including, but not limited to, any loss carryback tax refunds;

P.
all insurance proceeds, refunds and premium rebates, including without limitation proceeds of fire and credit insurance, whether any of such proceeds, refunds and premium rebates arise out of any of the foregoing (A-O) or otherwise;

Q.	all liens, guaranties, rights, remedies and privileges pertaining to any of the foregoing (A-O) including the right of stoppage in transit.

(ii)
“Event(s) of Default” shall mean any default or breach of the terms, conditions or covenants of this Agreement that remains uncured for thirty (30) days after written notice of such default from Lender to Borrower, or any Event of Default under and as defined in the Loan Agreement, the Notes, or the other Loan Documents (as defined in the Loan Agreement).

(iii)	“Loan Agreement” shall mean a certain Revolving Line of Credit and Term Loan Agreement dated as of November 30, 2007 by and between the Borrower and the Secured Party.

(iv)	“Obligations” shall mean the payment and performance of all obligations of Guarantor under the Guaranty.

(b)
Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole, and “or” has the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

Section 2.
Security Interest. Guarantor, on the terms set forth in this Agreement and as security for the full and timely payment of the Obligations in accordance with the terms thereof and of the instruments now or hereafter evidencing the Obligations, hereby grants to the Secured Party a continuing security interest, under the Uniform Commercial Code (as in effect on the date hereof and as amended from time to time hereafter) of each state having jurisdiction from time to time with respect to all or any portion of the Collateral (the “Code”), in and a lien on the Collateral. In addition to all the rights given to the Secured Party by the Loan Agreement, the Notes, the other Loan Documents, and this Agreement, the Secured Party shall have all the rights and remedies of a secured party under the Code. In connection with the grant of security interest made hereby, Guarantor hereby authorizes Secured Party to file or cause to be filed one or more financing statements, amendments to financing statements and/or in lieu financing statements with any filing office for the purpose of perfecting or continuing the perfection of the security interest in the Collateral.

Section 3.	Principles Applicable to the Collateral. The parties agree that, at all times during the term of this Agreement, the following provisions shall be applicable to the Collateral:

(a)
The Guarantor covenants and agrees that it will keep accurate and complete books and records concerning the Collateral owned by it in accordance with generally accepted accounting principles, consistently applied.

(b)
The Secured Party shall have the right to review the books and records of the Guarantor pertaining to the Collateral and to copy and make excerpts therefrom, all at such times and as often as the Secured Party may reasonably request upon three (3) business days’ written notice.

(c)
The Guarantor shall maintain and keep (i) its principal place of business and its chief executive office, (ii) its records concerning the Collateral and (iii) its Collateral at the address set forth on the first page of this Agreement and at no other location, without the prior written consent of the Secured Party.

(d)
Notwithstanding the security interest in the Collateral granted to and created in favor of the Secured Party under this Agreement, the Guarantor shall have the right, until one or more Events of Default shall occur, to sell, lease or otherwise dispose of the Collateral in the ordinary course of the Guarantor’s business.

(e)
Notwithstanding the security interest in the Collateral granted to and created in favor of the Secured Party under this Agreement, the Guarantor shall have the right, until such time as the Secured Party shall have notified the Guarantor that it has revoked such right based upon an Event of Default at its own cost and expense to collect any and all accounts of the Guarantor comprising the Collateral (the “Accounts”).

(f)
The Secured Party shall have the right after an Event of Default has occurred (i) to revoke the right of the Guarantor granted under subsection (e) of this Section 3 by written notice to the Guarantor to such effect, (ii) to take over and direct collection of any and all Accounts of the Guarantor, (iii) to give notice of the Secured Party’s security interest in such Accounts to any or all persons obligated to the Guarantor thereon, (iv) to direct such persons to make payment of such Accounts directly to the Secured Party and (v) to take control of such Accounts and any proceeds thereof.

(g)
The Secured Party shall have the right after an Event of Default to cause a non-interest bearing bank account entitled “Cash Collateral Account” (the “Collateral Account”) to be opened and maintained for the Guarantor at the principal office of the Secured Party. All cash proceeds received by the Secured Party from the Guarantor pursuant to subsection (h) of this Section 3 or directly from persons obligated on Accounts pursuant to subsection (f) of this Section 3 shall be deposited in the Collateral Account as further security for the payment of the Obligations. The Secured Party shall have sole dominion and control over all funds deposited in the Collateral Account, and such funds may be withdrawn therefrom only by the Secured Party.

(h)
Upon notice by the Secured Party to the Guarantor that the Collateral Account has been opened in accordance with subsection (g) of this Section 3, the Guarantor shall cause all cash proceeds collected by it to be delivered to the Secured Party forthwith upon receipt, in the original form in which received, bearing such endorsements or assignments by the Guarantor as may be necessary to permit collection thereof by the Secured Party, and for such purpose the Guarantor hereby irrevocably authorizes and empowers the Secured Party, its officers, employees and authorized agents, to endorse and sign the name of the Guarantor on all checks, drafts, money orders or other media of payment so delivered and such endorsements or assignments shall, for all purposes, be deemed to have been made by the Guarantor prior to any endorsement or assignment thereof by the Secured Party. The Secured Party may use any convenient or customary means for the purpose of collecting such checks, drafts, money orders or other media of payment.

Section 4.	Certain Covenants. Until payment in full of the Obligations, the Guarantor agrees that:

(a)
The Guarantor has and will have good and marketable title to the Collateral from time to time owned or acquired by it, free and clear of all liens, encumbrances and security interests, except security interests granted to and created in favor of the Secured Party and as otherwise set forth in that certain Revolving Line of Credit and Term Loan Agreement of even date herewith by and between Borrower and Secured Party. The Guarantor shall defend such title against the claims and demands of all persons.

(b)
The Guarantor shall not, without the prior written consent of the Secured Party, (i) borrow against the Collateral from any person, firm or corporation other than the Secured Party, (ii) create, incur, assume or suffer to exist any mortgage, lien, charge or encumbrance on, or security interest in, or pledge of or conditional sale or other title retention agreement with respect to any of the Collateral, except the security interest created hereunder, (iii) permit any levy or attachment to be made against any of the Collateral except a levy or attachment relating to this Agreement, unless removed within sixty (60) days after written notice by Secured Party to Guarantor, (iv) permit any financing statement to be on file with respect to any of the Collateral, except financing statements in favor of the Secured Party, or (v) permit any transfer of Collateral without the consent of the Secured Party.

(c)
The Guarantor shall faithfully preserve and protect the Secured Party’s security interest in the Collateral and shall, at its own cost and expense, cause said security interest to be perfected and continued perfected, and for such purpose, the Guarantor shall from time to time at the request of the Secured Party execute and file or record, or cause to be filed or recorded, or authorize the Secured Party to execute and file or record, such instruments, documents and notices, including, without limitation, financing statements and continuation statements, as the Secured Party may deem necessary or advisable in order to perfect and continue perfected said security interest. The Guarantor shall do all such other acts and things and execute and deliver all such other instruments and documents, including, without limitation, further security agreements, pledges and assignments, as the Secured Party may reasonably deem necessary or advisable from time to time in order to perfect and preserve the priority of said security interest as a first lien security interest in the Collateral prior to the rights of all persons therein or thereto. The Secured Party is hereby appointed attorney-in-fact for the Guarantor to do all acts and things which it may deem necessary or advisable to preserve, perfect and continue perfected its security interest in the Collateral, including, without limitation, the signing and recording of financing and other similar statements.

(d)
Risk of loss of, damage to or destruction of the Collateral is on the Guarantor. The Guarantor shall insure the Collateral against such risks and casualties and in such amounts and with such insurers as acceptable to Secured Party in its reasonable discretion. All such policies of insurance shall contain loss payable clauses in favor of the Guarantor and the Secured Party as their respective interests may appear, and show Secured Party as an additional insured on the liability portion of said policy, and such policies or certificates evidencing the same shall be deposited with the Secured Party immediately upon the request of the Secured Party. If the Guarantor fails to effect and keep in full force and effect such insurance or fails to pay the premiums thereon when due, the Secured Party may do so for the account of the Guarantor and add the cost thereof to the Obligations. The Guarantor hereby assigns and sets over unto the Secured Party all monies which may become payable on account of such insurance, including, without limitation, any return of unearned premiums which may be due upon cancellation of any such insurance, and authorizes the Secured Party to direct the insurers to pay the Secured Party any amount so due. The Secured Party, its officers, employees and authorized agents, are hereby irrevocably appointed attorney-in-fact of the Guarantor to endorse any draft or check which may be payable to the Guarantor in order to collect the proceeds of such insurance or any return of unearned premiums. Such proceeds shall be applied to the payment or prepayment of the Obligations. Any balance of insurance proceeds remaining in the possession of the Secured Party after payment in full of the Obligations shall be paid to the Guarantor or order.

(e)
The Guarantor assumes full responsibility for taking any and all necessary steps to preserve its rights in the Accounts against account debtors. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may be in its possession if it takes such action for that purpose as the Guarantor shall request in writing, provided that such requested action shall not, in the reasonable judgment of the Secured Party, impair the Secured Party’s security interest in the Collateral or its rights in, or the value of, the Collateral, and provided further that such written request is received by the Secured Party in sufficient time to permit it to take the requested action.

(f)
The Guarantor shall maintain each item of Collateral in good condition and repair and shall pay and discharge all taxes, levies and other impositions levied or assessed thereon as well as the cost of repairs to or maintenance of the same. If the Guarantor fails to do so, the Secured Party may pay the cost of such repairs or maintenance and such taxes, levies or other impositions for the account of the Guarantor and add the amount thereof to the Obligations.

Section 5.	Events of Default.

(a)
If one or more Events of Default shall occur, then, and in any such event, the Secured Party may forthwith proceed to exercise any one or more of the rights and remedies afforded a secured party by the Code and such other rights and remedies which it may have at law or in equity, under this Agreement, all of which rights and remedies shall, to the full extent permitted by law, be cumulative. Without limitation upon the foregoing, the Secured Party shall have the right without demand or prior notice to the Guarantor or any other person, except as otherwise required by law (and if notice is required by law, after ten (10) days’ prior written notice to the Guarantor at its address hereinafter set forth) and without prior judicial hearing or legal proceedings, all of which the Guarantor hereby expressly waives:

(i)	to enter any premises where Collateral is located and to take possession and control of the same;

(ii)
to enforce collection, at the Guarantor’s expense and either in the name of the Secured Party or the name of the Guarantor, of any or all of the Accounts by suit or otherwise, to surrender, release or exchange all or any part thereof, or to compromise or extend or renew (whether or not longer than the original period) any indebtedness thereunder;

(iii)	to take over and perform any contract of the Guarantor and to take control of any and all Accounts and proceeds arising therefrom;

(iv)
to sell all or any portion of the Collateral at public or private sale at such place or places and at such time or times and in such manner and upon such terms, whether for cash or credit, as the Secured Party in its sole discretion may determine; and

(v)	to endorse in the name of the Guarantor any instrument, howsoever received by the Secured Party, representing proceeds of any of the Collateral.

The Secured Party shall apply the proceeds of any sale or other disposition of any realization of the Collateral after default first to the payment of the reasonable costs and expenses incurred by the Secured Party in connection with such sale or other disposition or realization, including reasonable attorneys’ fees and legal expenses, second to the repayment of the Obligations to the Secured Party, whether on account of principal or interest or otherwise as the Secured Party in its sole discretion may elect, and then to the payment of the balance, if any, as required by law. If the proceeds of any such sale or other disposition of the Collateral are insufficient to pay the Obligations and the Secured Party’s reasonable costs hereunder, the Guarantor shall be liable for any deficiency.

(b)
Upon the occurrence of any Event of Default, the Guarantor shall promptly upon demand by the Secured Party assemble the Collateral and make it available to the Secured Party at a place to be designated by the Secured Party which shall be reasonably convenient to both parties. The right of the Secured Party under this Section to have the Collateral assembled and made available to it is the essence of this Agreement, and the Secured Party may, at its election, enforce such right by a bill in equity for specific performance.

Section 6.
Defeasance. Upon payment in full of the Obligations, this Agreement shall terminate and be of no further force or effect. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.
Subrogation and Marshaling. The Guarantor hereby waives, surrenders and agrees not to claim or enforce, so long as the Obligations or any portion thereof remains outstanding, (a) any right to be subrogated in whole or in part to any right or claim of the holder of any part of the Obligations and (b) any right to require marshaling of any assets of the Guarantor which right of subrogation or marshaling might otherwise arise from any payment to the holder of any part of the Obligations arising out of the enforcement of the security interest granted hereby, or any other mortgage or security interest granted by the Guarantor or any other person to the Secured Party, or the liquidation of or the realization upon the Collateral, any other collateral granted by the Guarantor or any other person to the Secured Party, or any part thereof.

Section 8.
Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

Section 9.
No Waiver; Rights Cumulative. No failure or delay on the part of the Secured Party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or of any other right, remedy, power or privilege. The rights and remedies of the Secured Party under this Agreement are cumulative and not exclusive of any rights or remedies which it may otherwise have. No modification or waiver of any provision of this Agreement nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specified instance and for the specific purpose for which given.

Section 10.
Notices. Any notice, request, demand or other communication required or permitted hereunder shall be given in writing by delivering the same in person to the intended addressee, by overnight courier service with guaranteed next day delivery or by certified United States Mail, postage prepaid or telegram sent to the intended addressee at the applicable address set forth on Page 1 hereof or to such different address as either Guarantor or Secured Party shall have designated by written notice to the other sent in accordance herewith. Such notices shall be deemed given when received or, if earlier, in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, or in the case of delivery by certified United States mail, two days after deposit therein.

Section 11.
Governing Law. The Code shall govern the attachment, perfection and the effect of attachment and perfection of the Secured Party’s interest in the Collateral, and the rights, duties and obligations of the Guarantor and the Secured Party with respect thereto. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts, and the execution and delivery hereof and, to the extent not inconsistent with the preceding sentence, the terms and provisions hereof, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Section 12.
Survival. All representations, warranties, covenants and agreements contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the extension of the Loans.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal the day and year first above written.

GUARANTOR:

By:
Witness	Name:
Title:

SECURED PARTY:

RBS CITIZENS, NATIONAL ASSOCIATION

By:
Witness	David J. Bugbee, Senior Vice President